UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NUTANIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1740 Technology Drive, Suite 150
San Jose, California 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 13, 2019 at 8:30 a.m., Pacific Time

To the Stockholders of Nutanix, Inc.:

On behalf of our board of directors, it is our pleasure to invite you to attend the 2019 annual meeting of stockholders, including any adjournment or postponement thereof, or the Annual Meeting, of Nutanix, Inc., a Delaware corporation. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2019, originating from San Jose, California, on Friday, December 13, 2019 at 8:30 a.m., Pacific Time, and, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class III directors, Ravi Mhatre and Dheeraj Pandey, to serve until the annual meeting of stockholders to take place after the end of the fiscal year ending July 31, 2022.
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2020.
3.	To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.
4.	To approve certain amendments to our 2016 Employee Stock Purchase Plan, or the ESPP, including an amendment to increase the maximum number of shares of our Class A common stock authorized for sale thereunder by 9,200,000 shares.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy materials accompanying this notice.

The record date for the Annual Meeting, or the Record Date, is October 21, 2019. Only stockholders of record of our Class A common stock and Class B common stock at the close of business on the Record Date may vote at the Annual Meeting.

On or about October 30, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

By Order of the Board of Directors

Dheeraj Pandey
Chief Executive Officer & Chairman

San Jose, California
October 30, 2019

You are cordially invited to attend the virtual Annual Meeting. YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

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PROXY STATEMENT

For the 2019 Annual Meeting of Stockholders
To Be Held On Friday, December 13, 2019 at 8:30 a.m., Pacific Time

Our board of directors is soliciting your proxy to vote at the 2019 annual meeting of stockholders, including any adjournment or postponement thereof, or the Annual Meeting, of Nutanix, Inc., a Delaware corporation, to be held via live webcast at www.virtualshareholdermeeting.com/NTNX2019, originating from San Jose, California, on Friday, December 13, 2019 at 8:30 a.m., Pacific Time.

For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for our fiscal year ended July 31, 2019, or the Annual Report, to our stockholders primarily via the Internet. On or about October 30, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, that contains the notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

Only stockholders of record of our Class A common stock and Class B common stock at the close of business on October 21, 2019, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 173,721,537 shares of Class A common stock and 18,422,043 shares of Class B common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for ten days before the Annual Meeting at our principal place of business at the address below. The stockholder list will also be available online during the Annual Meeting to those that attend the meeting.

In this proxy statement, we refer to Nutanix, Inc. as “Nutanix,” “we,” “us” or the “Company” and the board of directors of Nutanix as “our board of directors.” Our Annual Report, which contains consolidated financial statements as of and for our fiscal year ended July 31, 2019, or fiscal 2019, accompanies this proxy statement. You also may obtain, without charge, a copy of this proxy statement and the Annual Report, which was filed with the U.S. Securities and Exchange Commission, or the SEC, by writing to our Secretary at 1740 Technology Dr., Suite 150, San Jose, CA 95110 or by following the directions set forth in the Notice.

QUESTIONS AND ANSWERS
ABOUT PROXY MATERIALS AND VOTING

The information provided in the “questions and answers” format below is for your convenience only and is merely a summary of the information contained in the proxy statement. You should carefully read this proxy statement in its entirety. Information contained on, or that can be accessed through, our website is not intended to be, and is not, incorporated by reference into this proxy statement and references to our website addresses in this proxy statement are inactive textual references only.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We expect to mail the Notice on or about October 30, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend and participate in the Annual Meeting online?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting, live online at www.virtualshareholdermeeting.com/NTNX2019. The webcast will start at 8:30 a.m., Pacific Time. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/NTNX2019.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 21, 2019, or the Record Date, will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 173,721,537 shares of Class A common stock and 18,422,043 shares of Class B common stock outstanding and entitled to vote, together referred to as our common stock.

Stockholder of Record: Shares Registered in Your Name

If, as of the close of business on the Record Date, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, as of the close of business on the Record Date, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank or other agent.

What matters am I voting on?

There are four matters scheduled for a vote:

•	Election of two Class III directors to hold office until the annual meeting of stockholders to take place after the end of fiscal year ending July 31, 2022;
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2020;
•	The approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers; and
•	The approval of certain amendments of our 2016 Employee Stock Purchase Plan, or the ESPP, including an amendment to increase the maximum number of shares of our Class A common stock authorized for sale thereunder by 9,200,000 shares.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy through the Internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/NTNX2019, starting at 8:30 a.m., Pacific Time, on December 13, 2019.
•	To vote online before the Annual Meeting, go to www.proxyvote.com.
•	To vote by toll-free telephone, call 1-800-690-6903 if you are a stockholder of record or 1-800-454-8683 if you are a “beneficial” stockholder (be sure to have your Notice or proxy card in hand when you call).
•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by Internet or phone or your signed proxy card up until 11:59 p.m., Eastern Time, the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name”.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.

Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a written notice that you are revoking your proxy to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.
•	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the Internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when (1) a broker or other nominee holds shares for a beneficial owner, (2) the beneficial owner has not given the respective broker specific voting instructions, (3) the matter is non-routine in nature, and (4) there is at least one routine proposal presented at the applicable meeting of stockholders (such as Proposal 2 at this Annual Meeting). Under applicable rules, a broker or other nominee has discretionary voting power only with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum so long as the shares represented by a broker or other nominee who holds shares for a beneficial owner, where the beneficial owner has not given the respective broker or other nominee specific voting instructions, can be voted for, against or in abstention for at least one proposal presented at the Annual Meeting. Since there is one routine proposal presented at the Annual Meeting (Proposal 2) on which brokers and other nominees have such discretionary voting power, broker non-votes will be counted for quorum purposes at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Abstentions are counted for purposes of determining whether a quorum is present and are also counted as votes against a proposal in cases where approval of the proposal requires the votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal (Proposals 2, 3 and 4).

Proposals 1, 3 and 4 are non-routine matters, so your broker or nominee may not vote your shares on Proposals 1, 3 or 4 without your instructions. Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2020, is a routine matter so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of both nominees for Class III director, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2020, FOR the approval of certain amendments of the ESPP, including an amendment to increase the maximum number of shares of our Class A common stock authorized for sale thereunder by 9,200,000 shares, and FOR the approval of the compensation of our Named Executive Officers. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How many votes do I have?

Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors.

How do I find out whether I have Class A common stock or Class B common stock?

If you are unsure whether you hold shares of Class A common stock or Class B common stock, contact our stock administrator at stocks@nutanix.com.

How many votes are needed to approve each proposal and how are the votes counted?

•	Proposal 1: Directors are elected by a plurality vote. Therefore, the two director nominees for Class III receiving the highest number of FOR votes will be elected. You may vote FOR or WITHHOLD on each of the nominees for election as director. WITHHOLD votes and broker non-votes have no legal effect on the election of directors.
•	Proposal 2: The ratification of the selection of our independent registered public accounting firm for the fiscal year ending July 31, 2020 must receive FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect as a vote on the outcome of this proposal.
•	Proposal 3: The approval, on an advisory basis, of the compensation of our Named Executive Officers must receive FOR votes from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
•	Proposal 4: The approval of certain amendments of the ESPP, including an amendment to increase the maximum number of shares of our Class A common stock authorized for sale thereunder by 9,200,000 shares, must receive FOR votes from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect as a vote on the outcome of this proposal.

Who counts the votes?

We have engaged Broadridge Financial Solutions, or Broadridge, as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before an annual meeting.

Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110. No stockholders provided timely notice of a director nomination or other proposal for this 2019 Annual Meeting, thus no other matters will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. To be timely for the 2020 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than September 15, 2020 nor earlier than August 16, 2020. A stockholder’s notice to the Secretary must also set forth the information required by our amended and restated bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and intended to be presented at the 2020 annual meeting of stockholders must be received by us no later than July 2, 2020 in order to be considered for inclusion in our proxy materials for that meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of common stock issued, outstanding and entitled to vote are present in person at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting that are present in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during or shortly following the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Nutanix, Inc.
Attention: Investor Relations
1740 Technology Drive, Suite 150
San Jose, California 95110

CORPORATE GOVERNANCE AT NUTANIX

Nutanix is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted corporate governance guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation, and nominating and corporate governance), as well as a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our nominating and corporate governance committee reviews the corporate governance guidelines annually, and recommends changes to our board of directors as warranted. The corporate governance guidelines, the committee charters, and the code of business conduct and ethics, and any waivers or amendments to the code of business conduct and ethics, are all available on our investor relations website (http://ir.nutanix.com) in the “Governance” section.

BOARD OF DIRECTORS AND ITS COMMITTEES

Current Composition of the Board of Directors and its Committees

Name	Age	Position/Office Held With Nutanix	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent	Tenure
Class III directors whose terms expire at this Annual Meeting
John McAdam	68	Director		Member		✔	4 years
Ravi Mhatre	52	Lead Independent Director		Member	Chair	✔	9 years
Dheeraj Pandey	44	CEO and Chairman					10 years

Class I directors whose terms expire at the annual meeting of stockholders after the end of fiscal 2020
Susan L. Bostrom	59	Director		Member		✔	2 years
Steven J. Gomo	67	Director	Member		Member	✔	4 years
Jeffrey T. Parks	38	Director	Member	Chair		✔	6 years

Class II directors whose terms expire at the annual meeting of stockholders after the end of fiscal 2021
Craig Conway	65	Director			Member	✔	2 years
Michael P. Scarpelli	52	Director	Chair			✔	6 years
Brian Stevens	56	Director				✔	1 year

Director Independence

Our Class A common stock is listed on the Nasdaq Global Select Market, or Nasdaq. Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of our board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Ms. Bostrom and Messrs. Conway, Gomo, McAdam, Mhatre, Parks, Scarpelli, and Stevens, representing eight of our nine current directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and were “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Board Leadership

Our nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors as our nominating and corporate governance committee deems appropriate. Our corporate governance guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.”

Currently, our board of directors believes that it is in the best interests of our company and our stockholders for our Chief Executive Officer, or CEO, Mr. Pandey, to serve as both CEO and Chairman given his knowledge of our company and industry and his strategic vision. Because Mr. Pandey has served and continues to serve in both these roles, in August 2015, our board of directors appointed Mr. Mhatre to serve as our lead independent director. As lead independent director, Mr. Mhatre will preside at all meetings of the board of directors at which the Chairman is not present, preside over executive sessions of our independent directors, serve as a liaison between our Chairman and our independent directors and perform such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.

Executive Sessions of Non-Employee Directors

In order to encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis, no less than twice a year. Our lead independent director, Mr. Mhatre, is the presiding director at these meetings.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Chief Legal Officer at 1740 Technology Dr., Suite 150, San Jose, CA 95110. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by the Chief Legal Officer, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairman of our board of directors.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which have the composition and responsibilities described below. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of the audit, compensation, and nominating and corporate governance committees are available in the “Governance” section of our investor relations website (http://ir.nutanix.com). Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Gomo, Parks and Scarpelli, each of whom is a non-employee member of our board of directors. Mr. Scarpelli is the Chairman of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC. Our board of directors has also determined that each of Messrs. Gomo and Scarpelli qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of Nasdaq. The audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	pre-approving the audit and any non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;
•	reviewing and discussing with management and the independent registered public accounting firm, our audited and quarterly unaudited financial statements, the results of our annual audit, and our publicly filed reports;
•	reviewing and discussing with management and the independent registered public accounting firm, our major financial risk exposures and steps managements has taken to monitor and control those exposures;
•	reviewing and overseeing any related-person transactions; and
•	preparing the audit committee report in our annual proxy statement.

Compensation Committee

Our compensation committee is comprised of Ms. Bostrom and Messrs. McAdam, Mhatre and Parks, each of whom is a non-employee member of our board of directors. Mr. Parks is the Chairman of our compensation committee. Mr. McAdam is retiring from our board of directors effective as of the end of his current term of office, which will expire at the Annual Meeting. As a result of his retirement, Mr. McAdam will not stand for re-election at the Annual Meeting and, effective as of the expiration of Mr. McAdam’s term of office at the Annual Meeting, he will no longer serve on our compensation committee.

Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of Nasdaq and the SEC, and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The compensation committee is responsible for, among other things:

•	reviewing and approving our CEO’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements, and any other benefits, compensation or arrangements;
•	administering our equity compensation plans;
•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and
•	reviewing the compensation disclosures in our annual proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have been an officer or employee of our company. None of our executive officers currently serve, or during fiscal 2019 have served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Conway, Gomo and Mhatre, each of whom is a non-employee member of our board of directors. Mr. Mhatre serves as the Chairman of the committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of Nasdaq. The nominating and corporate governance committee is responsible for, among other things:

•	determining the qualifications required to be a member of the board of directors and recommending to the board of directors the criteria to be considered in selecting director nominees;
•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	developing and monitoring a set of corporate governance guidelines; and
•	reviewing and approving conflicts of interest of our directors and officers, other than related-person transactions reviewed by the audit committee.

Other Committees

Pursuant to our amended and restated bylaws, the board of directors may designate other standing or ad hoc committees to serve at the discretion of the board of directors from time to time. For example, the board of directors has delegated certain authority to a mergers and acquisitions committee (comprised of Messrs. Conway, Gomo and Mhatre) as well as an equity award committee (comprised of Mr. Pandey).

Board and Committee Meetings and Attendance

Our board of directors is responsible for the oversight of company management and strategy and for establishing corporate policies. Our board of directors and its committees meet throughout the year on a regular basis and also hold special meetings and act by written consent from time to time. Our board of directors met eight times (including regularly scheduled and special meetings) during our last fiscal year. The audit committee met nine times during our last fiscal year. The compensation committee met seven times during our last fiscal year. The nominating and corporate governance committee met five times during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served at the time.

We encourage our directors and nominees for director to attend our annual meeting of stockholders but do not require that they attend. All of our then-incumbent eight directors attended our 2018 annual meeting of stockholders.

Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. Our board of directors, as a whole, is responsible for determining the appropriate level of risk for Nutanix, assessing the specific risks that we face and reviewing management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors is responsible for administering this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and addressing risks inherent in their respective areas.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking and evaluates compensation policies and practices that could mitigate such risks.

At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board of directors and its committees with respect to the most significant risks that could affect our business, such as legal, financial, tax and audit related risks. In addition, among other matters, management provides our audit committee with periodic reports on our compliance programs and investment policy and practices.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our policies, our amended and restated certificate of incorporation and amended and restated bylaws, our corporate governance guidelines, the criteria adopted by our board of directors regarding director candidate qualifications, and the requirements of applicable law. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and amended and restated bylaws, using the same criteria to evaluate all such candidates. A stockholder that wishes to recommend a candidate for election to the board of directors may send a letter directed to our Chief Legal Officer at 1740 Technology Drive, Suite 150, San Jose, CA 95110. The letter must include, among other things, the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, and information regarding any relationships between the candidate and Nutanix. Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth above under “Questions and Answers About Proxy Materials and Voting” and in our amended and restated bylaws.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Director Qualifications

With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our amended and restated certificate of incorporation, amended and restated bylaws, corporate governance guidelines, and charters of the board committees, the nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. When considering nominees, our nominating and corporate governance committee may take into consideration many other factors including, among other things, the candidates’ character, integrity, judgment, independence, area of expertise, corporate experience, length of service, and potential conflicts of interest, the candidates’ other commitments, and the size and composition of the board of directors and the needs of the board of directors and its committees. Our board of directors and nominating and corporate governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the Company. Accordingly, through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

In conducting its 2019 director search, the nominating and corporate governance committee emphasized the above criteria, including in instructing Heidrick & Struggles, a leading executive search services firm that the nominating and corporate governance committee retained to assist it in identifying, interviewing, evaluating and recommending potential candidates. Following an extensive search in which numerous highly-qualified candidates from a variety of backgrounds were considered, the nominating and corporate governance committee recommended Brian Stevens to the Board.

The brief biographical description of each director set forth below in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our board of directors currently consists of nine members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are divided into the three classes as follows:

•	Class I directors: Susan L. Bostrom, Steven J. Gomo and Jeffrey T. Parks, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2020;
•	Class II directors: Craig Conway, Michael P. Scarpelli and Brian Stevens, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2021; and
•	Class III directors: John McAdam, Ravi Mhatre and Dheeraj Pandey, whose terms will expire at the upcoming Annual Meeting unless re-elected.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control of Nutanix.

Messrs. McAdam, Mhatre and Pandey are currently Class III directors of Nutanix. Messrs. Mhatre and Pandey have each been nominated to continue to serve as Class III directors, and each of these nominees has agreed to stand for re-election at the Annual Meeting. Our management has no reason to believe that Messrs. Mhatre and Pandey will be unable to serve. If elected at the Annual Meeting, Messrs. Mhatre and Pandey would serve until the annual meeting of stockholders to be held after the end of fiscal 2022 and until his successor has been duly elected, or if sooner, until the director’s death, resignation or removal. Due to personal reasons, Mr. McAdam is retiring from our board of directors effective as of the end of his current term of office, which will expire at the Annual Meeting. As a result of his retirement, Mr. McAdam will not stand for re-election at the Annual Meeting. Mr. McAdam’s decision to retire and not stand for re-election at the Annual Meeting is solely for personal reasons and not due any disagreements with the Company on any matter, including relating to the Company’s operations, policies or practices. In light of Mr. McAdam’s retirement, our board of directors has resolved to reduce the size of the board from nine to eight members, effective as of the expiration of Mr. McAdam’s term of office at the Annual Meeting.

Vote Required

Directors are elected by a plurality of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the election of directors. WITHHOLD votes and broker non-votes have no legal effect on the outcome. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.

Nominees

Our nominating and corporate governance committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our board of directors. Each of the nominees listed below is currently a director. Each of Messrs. Mhatre and Pandey was appointed to our board of directors prior to our IPO.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.

Nominees for Re-Election at this Annual Meeting of Stockholders

Ravi Mhatre has served as our lead independent director since August 2015, and as a member of our board of directors since July 2010. Mr. Mhatre co-founded Lightspeed Venture Partners, a global technology venture capital firm, and has served as Managing Director of Lightspeed Venture Partners since August 1999. He currently serves on the board of directors of several private companies. Mr. Mhatre holds a B.S. in Electrical Engineering and a B.A. in Economics from Stanford University and an M.B.A. from Stanford University’s Graduate School of Business. We believe Mr. Mhatre is qualified to serve as a member of our board of directors because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of various technology companies. We also value his perspective as a representative of one of our largest stockholders.

Dheeraj Pandey co-founded our company and has served as our Chief Executive Officer and as the Chairman of our board of directors since our inception in September 2009, as well as our President from September 2009 until February 2016. Prior to co-founding our company, Mr. Pandey served as Vice President, Engineering at Aster Data Systems (now Teradata Corporation), a data management and analysis software company, from February 2009 to September 2009 and as its Director of Engineering from September 2007 to February 2009. Mr. Pandey has also served as a director of the board and an audit committee member of Adobe Inc., a multinational computer software company, since January 2019. Mr. Pandey holds a B. Tech. in Computer Science from the Indian Institute of Technology, Kanpur, a M.S. in Computer Science from the University of Texas at Austin and was a Graduate Fellow of Computer Science in the Ph.D. program at the University of Texas at Austin. We believe that the perspective and experience that Mr. Pandey brings as our Chief Executive Officer and Chairman uniquely qualify him to serve on our board of directors.

Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2020

Susan L. Bostrom has served as a member of our board of directors since October 2017. Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider, from January 2006 to January 2011. Prior to that, from 1997 to January 2006, Ms. Bostrom served in various positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom currently serves on the boards of directors of Cadence Design Systems, Inc., an electronic design software company, ServiceNow, Inc., a company providing cloud-based solutions, and Anaplan, Inc., a software company.

Ms. Bostrom previously served as a member of the board of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, from February 2005 until February 2019, Rocket Fuel Inc., an artificial intelligence media buying company, from February 2013 until its acquisition by Sizmek, Inc. in September 2017, and Marketo, Inc., a provider of software as a service marketing automation solutions, from May 2012 until its acquisition by Vista Equity Partners in August 2016. Ms. Bostrom holds a B.S. in Business from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business. We believe that Ms. Bostrom is qualified to serve as a member of our board of directors due to her extensive experience and leadership roles in the technology industry, and her experience serving on the board of directors of several public companies.

Steven J. Gomo has served as a member of our board of directors since June 2015. Mr. Gomo served as Executive Vice President, Finance and Chief Financial Officer of NetApp, Inc., a storage and data management company from October 2004 until his retirement in December 2011, as well as Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004. He currently serves as a member of the board of directors and chairman of the audit committee of each of Enphase Energy, Inc., a solar energy management device maker, and Micron Technology, Inc., a developer and manufacturer of semiconductor memory products. Mr. Gomo also previously served on the board of directors of NetSuite Inc., a business management software company, from March 2012 until it was acquired by Oracle Corporation in November 2016. Mr. Gomo also served on the board of directors of SanDisk Corporation, a flash memory storage solutions and software company, from December 2005 until the company was acquired by Western Digital Corporation in May 2016. Mr. Gomo holds a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. We believe Mr. Gomo is qualified to serve as a member of our board of directors because of his substantial corporate governance, operational and financial expertise gained from holding various executive positions at publicly-traded technology companies and from serving on the board of directors of several public companies.

Jeffrey T. Parks has served as a member of our board of directors since December 2013. Mr. Parks co-founded and has been a general partner of Riverwood Capital, a private equity firm, since January 2008. Mr. Parks currently serves on the board of directors of several privately-held companies. Prior to co-founding Riverwood Capital, Mr. Parks served as an investment executive with KKR & Co. L.L.P., a private equity firm, as an investment professional in the Principal Opportunities Fund at Oaktree Capital Management, an asset management firm, and as an investment banker at UBS, a global financial services company. Mr. Parks holds dual B.A. degrees in Economics and Mathematics from Pomona College, where he currently serves on the Board of Trustees. We believe Mr. Parks is qualified to serve as a member of our board of directors because of his extensive corporate governance and management experience with technology companies, including as a director and private equity investor.

Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2021

Craig Conway has served as a member of our board of directors since October 2017. Mr. Conway previously served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004. Mr. Conway currently serves on the board of directors of Salesforce.com, a cloud-based customer relationship management company. Mr. Conway previously served as a director of Advanced Micro Devices, Inc., a semiconductor company, from September 2009 until May 2013, and Guidewire Software, Inc., a provider of software products to insurance companies, from December 2010 until January 2019. Mr. Conway holds a B.S. in Computer Science and Mathematics from the State University of New York at Brockport. We believe that Mr. Conway is qualified to serve as a member of our board of directors based on his extensive and broad management experience, gained from his background as the president and chief executive officer of multiple technology companies and from serving on the board of directors of several public companies.

Michael P. Scarpelli has served as a member of our board of directors since December 2013. Mr. Scarpelli has also served as Chief Financial Officer of Snowflake Inc., a company providing cloud-based solutions, since August 2019. Mr. Scarpelli previously served as Chief Financial Officer of ServiceNow, Inc., a company providing cloud-based solutions, from August 2011 to August 2019; as Senior Vice President of Finance and Business Operations of the Backup Recovery Systems Division at EMC Corporation, a computer data storage company, from July 2009 to August 2011; and as Chief Financial Officer of Data Domain, Inc., an information technology company, from September 2006 to July 2009, when it was acquired by EMC. Mr. Scarpelli holds a B.A. in

Economics from the University of Western Ontario. We believe Mr. Scarpelli is qualified to serve as a member of our board of directors because of his substantial corporate governance, operational and financial expertise gained as an executive at several companies in the technology industry.

Brian M. Stevens has served as a member of our board of directors since June 2019. Mr. Stevens has served as Executive Chairman of Neural Magic, a private machine learning company, since July 2019. He previously served as Chief Technology Officer from April 2017 to May 2019 and as Vice President of Product from September 2014 to May 2019 of Google Cloud, where he was responsible for leading the technology vision for Google’s public cloud offering. Prior to Google, from November 2001 until September 2014, Mr.Stevens served in various positions at Red Hat, Inc., a open source solutions company, including as Chief Technology Officer and Executive Vice President of Worldwide Engineering from September 2013 until September 2014. Mr. Stevens has also served on various boards in the past including the American Red Cross, IEEE, Pentaho, Data Gravity, and the Open Stack Foundation. He holds a B.S. in Computer Science from the University of New Hampshire and an M.S. in Computer Systems from Rensselaer Polytechnic Institute. We believe Mr. Stevens is qualified to serve as a member of our board of directors because of his extensive business experience and expertise in our industry, gained from his substantial leadership roles as well as his time spent serving on the boards of other technology companies.

Non-Continuing Director

John McAdam has served as a member of our board of directors since August 2015. Mr. McAdam currently also serves as a director, and was previously the Chairman of the board of directors, of F5 Networks, Inc., a developer and provider of software-defined application services, for which he served as President and Chief Executive Officer from July 2000 to July 2015 and again from December 2015 until his retirement in April 2017. He also served on the board of directors of Tableau Software, Inc., a business intelligence software company, from December 2012 to August 2019 and Apptio, Inc., a technology business management solutions company, from January 2013 to January 2019. Mr. McAdam holds a B.S. in Computer Science from the University of Glasgow, Scotland. We believe Mr. McAdam is qualified to serve on our board of directors because of his extensive executive management experience and substantial expertise in our industry.

Our board of directors recommends a vote FOR each Class III director nominee above.

DIRECTOR COMPENSATION

Fiscal 2019 Director Compensation Table

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the fiscal year ended July 31, 2019. Mr. Pandey, our CEO and Chairman, is not included in the table below because he did not receive additional compensation for his service as a director. The compensation received by Mr. Pandey as an employee is shown in “Executive Compensation - Executive Compensation Tables - Fiscal 2019 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan L. Bostrom	—	242,347	—	—	—	—	242,347
Craig Conway	—	237,796	—	—	—	—	237,796
Steven J. Gomo	—	249,232	—	—	—	—	249,232
John McAdam(2)	—	242,347	—	—	—	—	242,347
Ravi Mhatre	—	338,391	—	—	—	—	338,391
Jeffrey T. Parks	—	331,545	—	—	—	—	331,545
Michael P. Scarpelli	—	324,698	—	—	—	—	324,698
Brian M. Stevens(3)	—	142,399	—	—	—	—	142,399
(1)	The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted, as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2019, filed with the SEC on September 24, 2019. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.
(2)	Mr. McAdam is retiring from our board of directors effective as of the end of his current term of office, which will expire at the Annual Meeting. As a result of his retirement, Mr. McAdam will not stand for re-election at the Annual Meeting.
(3)	Mr. Stevens joined our board of directors on June 1, 2019 and received a prorated annual grant under our current amended and restated outside director compensation policy.

Our non-employee directors held the following outstanding option and RSU awards as of July 31, 2019. The table excludes Mr. Pandey, whose outstanding awards are reflected in the section entitled “Executive Compensation - Executive Compensation Tables - Outstanding Equity Awards at Fiscal 2019 Year-End Table.”

Name	# of Outstanding Options (in shares)	# of Outstanding RSUs (in shares)
Susan L. Bostrom	—	18,190
Craig Conway	—	18,073
Steven J. Gomo	—	6,407
John McAdam	—	11,543
Ravi Mhatre	—	8,699
Jeffrey T. Parks	—	8,523
Michael P. Scarpelli	75,000	8,347
Brian M. Stevens	—	5,073

Non-Employee Director Compensation Policy

In October 2018, our board of directors approved changes to our non-employee director compensation policy. Pursuant to the updated policy, our non-employee directors are compensated entirely through equity awards, which the board of directors believes best aligns the long-term interests of our directors and our stockholders. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Pursuant to the policy, our non-employee directors will receive the RSU awards described below. In the event of a change of control, each RSU award granted pursuant to the policy may be subject to accelerated vesting in accordance with the terms of the 2016 Equity Incentive Plan.

Annual Grant

On the date of each annual meeting of our stockholders, each non-employee director will be granted an award of RSUs with a total dollar value, or the Annual Award Value, based on board and committee service as follows:

Board Member	$330,000
Lead Independent Director	$20,000
Committee Awards	Chair	Member
Audit	$25,000	$12,500
Compensation	$20,000	$10,000
Nominating and Corporate Governance	$10,000	$5,000

Notwithstanding the above, on the date of each annual meeting of our stockholders, each non-employee director who holds an initial grant with a multi-year vesting schedule, or an Initial Grant, any portion of which is unvested as of the date of such annual meeting, or a Currently Vesting Director, will be granted an award of RSUs with the portion of the Annual Award Value for service as a Board member equal to $255,000.

Each such annual RSU grant will vest in full on the earlier of (i) the day prior to the next annual meeting held after the date of grant or (ii) the one-year anniversary of the date of grant, in each case subject to the non-employee director continuing to provide service as a director through the applicable vesting date.

Prorated Grants

For Currently Vesting Directors. Upon the completion of the vesting of an Initial Grant, a Currently Vesting Director will receive a RSU award with a total dollar value equal to a prorated portion of $75,000, based on the number of days between the first day of the week in which the grant is made and the day prior to the next annual meeting of our stockholders.

For New Directors. New directors will receive a RSU award with a total dollar value equal to a prorated portion of the Annual Award Value, based on the number of days between the first day of the week in which the grant is made and the day prior to the next annual meeting of our stockholders.

Each such prorated RSU grant will vest in full on the day prior to the next annual meeting held after the date of grant, in each case subject to the non-employee director continuing to provide service as a director through the applicable vesting date.

Stock Ownership Guidelines

Our stock ownership guidelines provide that each non-employee director is expected to attain a minimum share ownership position with an aggregate value equal to the value of his or her annual equity award for service on the board of directors (not including any equity awards for serving as lead independent director or a member or chair of any committees) as follows: (i) for existing directors other than Mr. Stevens, by the annual stockholders meeting to occur in 2020, (ii) for Mr. Stevens, who joined our board of directors on June 1, 2019, by the annual stockholders meeting to occur in 2022, and (iii) for any new directors, by the fourth annual stockholders meeting after the date such director joined the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the sections titled “Corporate Governance at Nutanix - Director Compensation” and “Executive Compensation,” the following is a description of each transaction since August 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, nominees for election as directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or entities affiliated with them, or any immediate family members of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Officers

In March 2017, we entered into an agreement with ServiceNow, Inc., a company that provides service management software as a service, for which one of our non-employee directors, Michael P. Scarpelli, served as the Chief Financial Officer until August 2019. Pursuant to the agreement, we will purchase ServiceNow products and services over a 33-month term for a total value of approximately $673,000. During the fiscal year ended July 31, 2019, we purchased approximately $434,000 of products and services from ServiceNow under this agreement. Mr. Scarpelli had no involvement in the negotiation of the agreement, and resigned from ServiceNow in August 2019.

Equity Awards to Executive Officers and Directors

We have granted equity awards to our Named Executive Officers. For a description of these stock awards, see the section titled “Executive Compensation - Executive Compensation Tables - Outstanding Equity Awards at Fiscal 2019 Year-End Table.”

Policies and Procedures for Related Party Transactions

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below.

In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues in any fiscal year, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee of our board of directors and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

AUDIT COMMITTEE MATTERS

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2020 and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Although ratification by stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by the stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the audit committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Deloitte & Touche LLP audited our financial statements for the fiscal years ended July 31, 2017, 2018 and 2019. Representatives of Deloitte & Touche LLP are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Nutanix and its stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2018 and 2019.

	Fiscal Year Ended July 31,
	2018	2019
Audit fees(1)	$3,597,500	$3,395,000
Audit-related fees(2)	195,000	185,000
Tax fees(3)	703,234	737,892
Total fees	$4,495,734	$4,317,892
(1)	Consists of fees for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
(3)	Consists of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

All of the services provided by Deloitte & Touche LLP for our fiscal years ended July 31, 2018 and 2019 described above were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Our board of directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2020.

REPORT OF THE AUDIT COMMITTEE

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2019 with the management of Nutanix. The audit committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the PCAOB. The audit committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in Nutanix’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019.

The Audit Committee

Michael P. Scarpelli (Chair)
Steven J. Gomo
Jeffrey T. Parks

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Nutanix under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OUR EXECUTIVE OFFICERS

The following is biographical information for our current executive officers not discussed above, as of the date of this proxy statement:

Name	Age	Position/Office Held With Nutanix
Dheeraj Pandey	44	Chief Executive Officer and Chairman
Duston M. Williams	61	Chief Financial Officer
David Sangster	55	Chief Operating Officer
Tyler Wall	53	Chief Legal Officer

Our board of directors chooses our executive officers, who then serve at the board’s discretion. There are no family relationships among any of our directors or executive officers.

For biographical information regarding Mr. Pandey, please refer to the section above titled “Proposal No. 1: Election of Directors.”

Duston M. Williams has served as our Chief Financial Officer since June 2014. Prior to joining us, Mr. Williams served as Chief Financial Officer for Gigamon Inc., a network security company, from March 2012 until June 2014. From March 2011 to January 2012, he served as Chief Financial Officer for SandForce, Inc., a data storage company acquired by LSI Corporation. From July 2010 to February 2011, Mr. Williams served as the Chief Financial Officer of Soraa, Inc., a solid state lighting company. From June 2006 to June 2010, Mr. Williams served as Vice President and Chief Financial Officer of Infinera Corporation, an optical networking systems provider. Mr. Williams holds a B.S. in Accounting from Bentley College and an M.B.A. from the University of Southern California.

David Sangster has served as our Chief Operating Officer since March 2019 and was our Executive Vice President, Engineering & Operations from February 2018 to March 2019, our Executive Vice President, Support & Operations from February 2016 to February 2018, our Senior Vice President, Operations from April 2014 to February 2016, and Vice President, Operations from December 2011 to April 2014. Prior to joining us, Mr. Sangster served as Vice President, Manufacturing Technology at EMC Corporation, an IT storage hardware solutions company, from July 2009 to December 2011. Mr. Sangster holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology, an M.S. in Manufacturing Systems Engineering from Stanford University and an M.B.A. in Operations and Marketing from Santa Clara University.

Tyler Wall has served as our Chief Legal Officer since November 2017. Prior to joining us, Mr. Wall was the Senior Vice President, General Counsel, at Red Book Connect, LLC, a restaurant industry SaaS and technology solutions company, from April 2014 to September 2017. Prior to that, Mr. Wall was the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Brocade, a supplier of networking hardware, software, and services, from 2005 to April 2014. Mr. Wall holds a B.S. in Economics from University of Utah, a J.D. from Santa Clara University - School of Law, and an M.B.A. from Santa Clara University - School of Business.

Former Executive Officers

The following is biographical information for Louis J. Attanasio and Sunil Potti, our former Chief Revenue Officer and our former Chief Product and Development Officer, respectively, who are no longer executive officers of the Company as of the date of this proxy statement, but who were Named Executive Officers of the Company for our fiscal year ended July 31, 2019:

Name	Age	Position/Office Held With Nutanix
Louis J. Attanasio	60	Former Chief Revenue Officer
Sunil Potti	48	Former Chief Product and Development Officer

Louis J. Attanasio served as our Chief Revenue Officer from November 2017 to March 2019. From May 2016 until November 2017, Mr. Attanasio served as Executive Vice President and Chief Revenue Officer for Informatica LLC, a data integration and management company. From 1979 to April 2016, he served in various roles at International Business Machines, or IBM, a manufacturer of computer hardware and software, most recently as General

Manager Global Sales, IBM Hybrid Cloud, General Manager Global Sales, IBM Systems Middleware, Vice President Global Sales, Cloud & Smarter Infrastructure and Vice President Software Sales, North America - East. Mr. Attanasio holds an A.A.S. in Electronics from Rockland Community College - State University of New York.

Sunil Potti served as our Chief Product and Development Officer from February 2016 to June 2019 and was our Senior Vice President, Engineering and Product Management from January 2015 to February 2016. Prior to joining us, Mr. Potti was with Citrix Systems, Inc., a cloud and mobile computing technology company, from April 2009 to January 2015, where he most recently served as Vice President and General Manager and previously as Vice President, Product Management and Marketing. Mr. Potti holds a B.E. in Computer Science from Osmania University and an M.S. in Computer Science from Pennsylvania State University.

EXECUTIVE COMPENSATION

PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns, and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation - Compensation Discussion and Analysis,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.”

Vote Required

The non-binding advisory vote on executive compensation requires the affirmative vote of a majority of the voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Our board of directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation provided to our Named Executive Officers for our fiscal year ended July 31, 2019 is set forth in detail in the “Fiscal 2019 Summary Compensation Table” and the other tables that follow in this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our Named Executive Officers. The following are the individuals who served as our Named Executive Officers during our fiscal year ended July 31, 2019, or a portion thereof:

•	Dheeraj Pandey, Chief Executive Officer and Chairman;
•	Duston M. Williams, Chief Financial Officer;
•	David M. Sangster, Chief Operating Officer;
•	Tyler Wall, Chief Legal Officer;
•	Louis J. Attanasio, former Chief Revenue Officer; and
•	Sunil Potti, former Chief Product and Development Officer.

Our board of directors has delegated to the compensation committee the authority and responsibility for establishing and overseeing salaries, administering the incentive compensation programs, and establishing and overseeing other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population and for overseeing and administering our equity incentive and benefit plans.

EXECUTIVE SUMMARY

Our goal is to create an executive compensation program that attracts and motivates the top executives who are essential for building Nutanix into the enterprise cloud platform company that we aspire to be. Achieving this goal depends on our continued discipline as we execute on our growth strategy, transition our business to a subscription-based business model, and continue to significantly invest in our business in order to build scale and increase our leadership in our industry. Since our IPO in 2016, our business has grown significantly, and maintaining this growth requires the intense focus and dedication of our executives. The velocity of our growth has also required that we recruit and retain seasoned leaders who are experienced in navigating the complexities of significant growth and who can continue to grow a company at scale. Accordingly, we continue to design and update our executive compensation programs to match the maturity, size, scale, growth, business model and continuing aspirations of our business to create value for our stockholders. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned top-caliber technology leaders. The market for skilled management and personnel that we seek to hire and retain is fiercely competitive, therefore our executive compensation programs are critical in supporting the growth of our business.

This executive summary provides an overview of:

•	Our fiscal 2019 business highlights;
•	Our executive compensation practices; and
•	Our Say-on-Pay vote for executive compensation and Say-on-Pay frequency vote.

Fiscal 2019 Business Highlights

In fiscal 2019, in addition to completing our transition to a software-centric business model, we made significant progress on our on-going transition toward a subscription-based business model. For example, our subscription billings increased to 60.5% of total billings in fiscal 2019, up 19 percentage points from fiscal 2018, and our subscription revenue reached $648.4 million, representing a year-over-year increase of 96.1%. These transitions - first to a software-centric business model, and now toward a subscription-based business model - have had, and may continue to have, adverse near-term impacts on our business, financial performance and stock price, and have resulted in shifts to our targets with respect to certain top-line metrics (such as total revenue and total billings). However, we believe we have a unique opportunity many other companies may not have, and will continue to focus on capturing this large and growing market opportunity, which requires that we continue to heavily invest in our business. In particular, our on-going subscription transition aims to capitalize on the hybrid cloud paradigm shift in our industry and provide our customers the freedom to choose the way they consume our enterprise cloud platform based on their specific business needs. As we continue with this subscription transition, our life-of-device licensing models will be increasingly replaced by term-based licenses, thereby providing our customers with a subscription consumption option that more closely matches the way they consume third-party public cloud services and, ultimately, true license portability across hybrid cloud deployments. As a result, despite the near-term impacts, we believe that our business model transitions will help us capture a larger portion of the market and ultimately contribute to our long-term growth.

Therefore, we designed the annual incentive component of our fiscal 2019 executive compensation program to align with key performance measures, such as the imputed software value on bookings, that we believe to be indicators of our success through these business model transitions.

Our financial and business results in fiscal 2019 provide context for stockholders reviewing our executive compensation disclosures:

•	Fiscal 2019 total revenue grew to $1.24 billion, up from $1.16 billion in fiscal 2018, reflecting the reduction of pass-thru hardware from $257.3 million in fiscal 2018 to only $105.3 million in fiscal 2019, and the further revenue compression from the Company’s ongoing transition to a subscription-based business model. Fiscal 2019 software and support revenue grew to $1.13 billion, up 26% year-over-year from $898.1 million in fiscal 2018, which may have been higher without the revenue compression from the Company’s ongoing transition to a subscription-based business model. Information on the disaggregation of revenue is set forth on page 50 of our Annual Report on Form 10-K, as filed with the SEC on September 24, 2019.

•	Fiscal 2019 GAAP gross margin increased to 75.4%, up from 66.6% in fiscal 2018; non-GAAP gross margin increased to 78.1%, up from 68.1% in fiscal 2018. We ended fiscal 2019 with a fourth quarter GAAP gross margin of 77.0%, up from 75.9% in the fourth quarter of fiscal 2018 and non-GAAP gross margin of 80.0%, up from 77.7% in the fourth quarter of fiscal 2018. The reconciliation of GAAP gross margin and non-GAAP gross margin is set forth on page 53 of our Annual Report on Form 10-K, as filed with the SEC on September 24, 2019.
•	Approximately 990 new end customers were added in the fourth quarter of fiscal 2019, bringing our total end customer count as of July 31, 2019 to over 14,180, up from approximately 10,600 as of July 31, 2018, which included over 800 Global 2000 customers as of July 31, 2019, up from over 700 total Global 2000 customers as of July 31, 2018.
•	In fiscal 2019, we closed 276 deals worth more than $1 million, of which 111 were with customers in the Global 2000 and 26 were worth more than $5 million. We now have 16 customers that have spent over $20 million with us in lifetime bookings, of which 6 were over $30 million in lifetime bookings. We have 46 customers with over $10 million in lifetime bookings, up from 26 at the end of fiscal 2018.
•	In fiscal 2019, we made generally available our Xi Cloud Services, a new suite of offerings designed to create a more unified fabric across different cloud environments, giving IT teams the freedom to run their applications on the optimal platform.

We believe our Named Executive Officers’ compensation for fiscal 2019 appropriately reflected and rewarded their collective contributions to our performance as they execute our business model transitions and longer-term ambitions. As we surpass $1.2 billion in total annual revenue, we have attracted and retained an executive management team of seasoned and accomplished leaders capable of driving growth at a larger scale, focusing on executing on our market opportunities, and leading us through our next phase of growth.

Executive Compensation Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2019:

What We Do	What We Don’t Do
* Performance-based cash and equity incentives

* 100% independent compensation committee

* Independent compensation consultant engaged by the
   compensation committee

* Annual review of executive compensation strategy and
   risks, as well compensation practices of our peer
   group

* Equity-based executive and director compensation to
   align with the interests of our stockholders

* Multi-year vesting requirements for all time-based RSU
   awards granted to our executive officers

* Multi-year vesting requirements for performance-
   based RSU, or PRSU, awards granted to certain of
   our executive officers

* Our executives participate in broad-based company
   health and welfare benefits programs alongside all
   other full-time salaried employees

* Our directors are compensated 100% with equity to
   align our directors with the long-term interests of our
   stockholders.

* Director stock ownership guidelines.

* No retirement or pension-type plans other than the
   standard 401(k) offered to all employees

* No perquisites and other personal benefits, other than
   standard benefits typically received by other
   employees

* No tax gross-ups for change of control payments and
   benefits

* No short sales, hedging, or pledging of stock
   ownership positions and transactions involving
   derivatives of our common stock

* No strict benchmarking of compensation to a specific
   percentile of our peer group

Say-on-Pay Vote on Executive Compensation and Say-on-Pay Frequency Vote and Effect of Most Recent Say-on-Pay Vote

At the Annual Meeting, we will be conducting a non-binding, advisory vote on the compensation of our Named Executive Officers, or a Say-on-Pay vote, as described in Proposal No. 3 of this proxy statement. As previously disclosed, in our annual meeting of stockholders held on December 17, 2018, our stockholders approved, on a non-binding advisory basis, to hold future stockholder advisory votes on the compensation of our Named Executive Officers every one year.

Our compensation committee considers the results of the Say-on-Pay Vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2018 annual meeting of stockholders, over 98% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2018 proxy statement. Based on this strong stockholder support, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies. Our compensation committee currently intends to continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in making executive compensation decisions.

DISCUSSION OF OUR FISCAL 2019 EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success and to align our executives with the long-term interests of our shareholders. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why the compensation committee arrived at the specific compensation policies and decisions involving our executive compensation program.

Executive Compensation Philosophy

Our desire is to create a premier enterprise cloud platform software company, and our compensation philosophy is singularly focused on the achievement of that goal. We operate in a highly competitive business environment characterized by a rapidly changing market and frequent technological advances, and we expect competition among companies in our market to continue to increase. In the past several years, we have experienced a high level of growth and have focused our current business strategy on maintaining that growth at scale while also transitioning to a subscription-based business model. To successfully execute on this strategy in this dynamic environment, we need to recruit, incentivize and retain talented and seasoned leaders who are able to execute at the highest level and deliver stockholder value. We have structured our executive compensation program to align with this strategy by adopting a mix of short-term and long-term incentives, which we believe will motivate our executive officers to execute to our short-term and long-term growth strategy.

We actively compete with many other companies in seeking to attract and retain a skilled executive management team that has successfully and rapidly scaled and managed multi-billion dollar software businesses. This is especially challenging in the San Francisco Bay Area and Silicon Valley markets in which we have our headquarters, where there are a large number of rapidly expanding technology companies, especially in the software space, intensely competing for highly qualified candidates. We have responded to this intense competition for talent by implementing compensation practices designed to attract and motivate our executive officers to pursue our corporate objectives, while retaining them and incentivizing them to create long-term value for our stockholders, such that these executives can help lead us to become the premier software platform company we aspire to be.

Our executive compensation program combines short-term and long-term components, including salary, cash bonuses and equity awards. In particular, we have a strong belief that our employees should share in the ownership of Nutanix. Therefore, equity compensation is a significant part of our compensation packages, which we believe best aligns the interests of our employees with those of our stockholders.

Our compensation committee regularly reviews and adjusts our executive compensation program to align with the maturity, size, scale, growth and aspirations of our business. Due to the dynamic nature of our industry and our business, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

Executive Compensation Objectives

The current objectives of our executive compensation program are to:

•	Attract, motivate and retain highly qualified executive officers who have successfully and rapidly scaled other technology companies, and who possess the skills and leadership to execute on our growth strategy and business model transition, and lead us to become the company we aspire to be to deliver long-term stockholder value;
•	Reflect our growth-centric strategy, which includes significant investments for our future growth;
•	Reward our executive officers for achieving or exceeding our strategic and financial performance goals; and
•	Align the long-term goals of our executive officers and employees with those of our stockholders through a focus on ownership.

Compensation-Setting Process

Role of the Compensation Committee

Pursuant to its charter, the compensation committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our Named Executive Officers, including our CEO, reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance against the backdrop of our corporate goals and objectives, and determining the long-term incentive component of our executive compensation arrangements in light of factors related to our performance, including accomplishment of our long-term business and financial goals. For additional information about the compensation committee, see “Corporate Governance at Nutanix - Board of Directors and Its Committees - Compensation Committee” in this proxy statement.

Compensation decisions for our executive officers are made by the compensation committee, with the input of its independent compensation consultant and our CEO and management team (except with respect to their own compensation). The compensation committee periodically reviews and, as necessary, adjusts the cash and equity compensation of our executive officers with the goal of ensuring that our executive officers are properly incentivized.

The compensation committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The compensation committee, however, does not strictly benchmark compensation to a specific percentile of our peer group, nor does it apply a formula or assign relative weights to specific compensation elements. In addition, while compensation peer group data is a factor, the compensation committee is forward-looking in aligning our executive compensation program with the unique growth opportunity we believe we have, and the risks associated with pursuing the opportunity, which are not captured by reviewing peer data.

The compensation committee makes compensation decisions after the consideration of many factors, including:

•	The performance and experience of each executive officer;
•	The scope and strategic impact of the executive officer’s responsibilities and the criticality of the executive officer’s role to the performance of the Company and achievement of our growth strategy and transition to a subscription-based model;
•	Our past business performance and future expectations;
•	Our long-term goals and strategies;
•	The performance of our executive team as a whole;
•	For each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his or her performance;
•	The difficulty and cost of replacing high-performing leaders with in-demand skills;
•	The tenure and past compensation levels, including existing unvested equity, of each individual;
•	The relative compensation among our executive officers; and
•	The competitiveness of compensation relative to our peer group.

The compensation committee operates under a written charter adopted by our board of directors. A copy of the charter is posted on the investor relations section of our website located at http://ir.nutanix.com.

Role of Management

The compensation committee works with members of our management team, including our CEO and our human resources, finance and legal professionals (except with respect to their own compensation). Typically, our CEO makes recommendations to our compensation committee, regularly attends compensation committee meetings and is involved in the determination of compensation for our executive officers, except that our CEO does not make recommendations as to his own compensation. Because of his direct role overseeing our executive officers, our CEO makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results and aspirations, an individual executive officer’s actual contribution toward, and ability to contribute to the achievement of, these results and aspirations, and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

Role of Compensation Consultant

The compensation committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel and such other advisors as necessary to assist with the execution of its duties and responsibilities. For fiscal 2019, the compensation committee engaged Compensia, Inc., or Compensia, a nationally recognized compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia evaluated the following components to assist the committee in establishing executive compensation for fiscal 2019:

•	Base salary;
•	Target and actual annual incentive compensation;
•	Target and actual total cash compensation (base salary and annual incentive compensation);
•	Long-term incentive compensation (equity awards); and
•	Beneficial ownership of our common stock.

Based on consideration of the factors specified in the SEC rules and Nasdaq listing standards, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee and our management team has raised any conflicts of interest. The compensation committee reviews these factors on an annual basis. As part of the compensation committee’s determination of Compensia’s independence for fiscal 2019, it received written confirmation from Compensia addressing these factors and stating its belief that it remains an independent compensation consultant to the compensation committee.

Peer Group

The compensation committee reviews market data of companies that we believe are comparable to us. With Compensia’s assistance, the compensation committee developed a peer group for use when making its fiscal 2019 compensation decisions, which consisted of companies that are located in the same geographical area and that had revenues, growth rates, market capitalization and/or a number of employees within a range similar to that of Nutanix. While the compensation committee takes into account compensation practices of the peer companies, the compensation committee uses this information as one of many factors in its deliberations on compensation matters, as described above, and does not set compensation levels to meet specific percentiles.

The compensation committee referred to compensation data from this peer group when making fiscal 2019 base salary, cash bonus and equity award decisions for our executive officers. The following is a list of the public companies that comprised our fiscal 2019 peer group:

Arista Networks	F5 Networks	Fortinet	Guidewire Software
New Relic	Okta	Palo Alto Networks	Pivotal Software
Proofpoint	Pure Storage	Red Hat	ServiceNow
Shopify	Splunk	Tableau Software	Twilio
Veeva Systems	VMware	Workday

In May 2019, the compensation committee reviewed the compensation peer group that would be used for fiscal 2020 compensation decision making. In light of our comparable market capitalization at the time, comparable growth rate and annual revenue, and our continued transition toward a subscription-based business model, the compensation committee determined that Dropbox should be added to the peer group. The committee believes that this updated peer group provides even more comprehensive insight into market executive compensation practices as we continue our transition to a subscription-based business model, and will help further align our executive compensation with our business plans in the near and long term.

The following is a list of the public companies that comprise our fiscal 2020 peer group:

Arista Networks	Dropbox	F5 Networks	Fortinet
Guidewire Software	New Relic	Okta	Palo Alto Networks
Pivotal Software	Proofpoint	Pure Storage	Red Hat
ServiceNow	Shopify	Splunk	Tableau Software
Twilio	Veeva Systems	VMware	Workday

COMPONENTS OF COMPENSATION PROGRAM AND FISCAL 2019 COMPENSATION

Our executive compensation program consists of the following primary components:

•	base salary;
•	target and actual annual incentive compensation;
•	long-term equity compensation;
•	beneficial ownership of our common stock; and
•	severance and change of control-related payments and benefits.

We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs generally made available to all of our eligible employees.

We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our Named Executive Officers and other executives on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders. In particular, our corporate culture encourages a long-term focus by our Named Executive Officers, as well as all our other employees, by placing a heavy emphasis on granting equity awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance. On average, our fiscal 2019 target compensation packages for our Named Executive Officers who were in office for the full fiscal year were comprised of 24% in base salary, 12% in annual incentives, and 64% in long-term incentives:

Base Salaries

We pay base salaries to our Named Executive Officers to compensate them for services rendered during the year and provide predictable income. Generally, we establish the initial base salaries of our executive officers at the time we hire the individual executive officer, taking into account the executive officer’s experience, skills, knowledge, and scope of responsibilities, as well as benchmarking against our peer group. In addition, the competition in the market from which we recruit plays a role in setting salary levels due to the difficulty in recruiting candidates with the level of talent and experience we believe are necessary for us to execute on our business and growth plans. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our Named Executive Officers are reviewed on an annual basis by our CEO (other than his own salary, which is reviewed and determined by the compensation committee) and the compensation committee, based on their experience setting salary levels and in determining compensation for senior executives.

Fiscal 2019 Base Salaries

In October 2018, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salaries of our Named Executive Officers (other than Mr. Attanasio), which were effective retroactively to October 1, 2018. Based on an analysis prepared by Compensia, the then-current base salary levels for several of our Named Executive Officers had been below the median or the 75th percentile, as applicable, for the comparable executive in our compensation peer group. Therefore, to reward each individual’s performance and contribution to the Company’s performance in fiscal 2018, account for cost-of-living increases in Silicon Valley, where all of our Named Executive Officers are or were based and, in the applicable instances, including with respect to our CEO, move base salaries closer towards or above the median of the competitive market, our compensation committee approved base salary increases for each Named Executive Officer, as set forth below.

Named Executive Officer	Base Salary	Percentage Increase from Fiscal 2018 Base Salary
Dheeraj Pandey	$500,000(1)	25%
Duston M. Williams	$450,000(1)	13%
David M. Sangster	$400,000(1)	10%
Tyler Wall	$400,000(1)	14%
Louis J. Attanasio	$775,000(2)	0%
Sunil Potti	$400,000(3)	10%
(1)	Base salary as of July 31, 2019.
(2)	Base salary as of March 8, 2019, Mr. Attanasio’s last day of employment at the Company. Mr. Attanasio’s base salary was determined in connection with his employment agreement, dated October 15, 2017. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.
(3)	Base salary as of June 21, 2019, Mr.Potti’s last day of employment at the Company. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.

Target and Actual Annual Incentive Compensation

Our board of directors has adopted our Executive Incentive Compensation Plan, or the Executive Bonus Plan. Our Executive Bonus Plan allows our compensation committee to provide incentive awards to employees selected by our compensation committee, including our Named Executive Officers.

Under our Executive Bonus Plan, our compensation committee determines the performance goals (if any) applicable to any award or portion of an award and may choose the performance goals from a wide range of possible metrics as set forth in the Executive Bonus Plan. The performance goals may differ from participant to participant and from award to award.

Our compensation committee administers our Executive Bonus Plan and may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, at the discretion of the compensation committee. The compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash in a single lump sum only after they are earned, which usually requires continued employment through the last day of the performance period. If a participant terminates employment because of death or disability before the actual award is paid, the award may be paid to the participant’s estate or to the participant, as applicable, subject to the compensation committee’s discretion to reduce or eliminate the award. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Executive Bonus Plan.

Our board of directors and our compensation committee have the authority to amend, alter, suspend or terminate our Executive Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Fiscal 2019 Executive Bonus Plan

Each year, our compensation committee determines the terms and conditions for the Executive Bonus Plan for the year. In fiscal 2019, our compensation committee adopted and approved the terms and conditions for fiscal 2019, or the Fiscal 2019 Executive Bonus Plan, which provided for potential performance-based incentive payouts to our Named Executive Officers based on two general performance components. First, 80% of each Named Executive Officer’s potential payout was based on our actual achievement of pre-established corporate objectives, as set forth in our annual operating plan. The target levels for the corporate objectives in our annual operating plan were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management. Second, the remaining 20% of each Named Executive Officer’s potential payout was based on personal performance objectives for each Named Executive Officer that were aligned to our principal business goals in fiscal 2019. Payouts under the Fiscal 2019 Executive Bonus Plan ranged between 0% to 200% depending on achievement of the performance measures, with bonus payouts made as a lump sum payment every six months. In the first half of the year, the amount paid would be 50% of the calculated payout, based solely on achievement under the performance measures tied to pre-established corporate objectives with a minimum performance requirement of 100% achievement to receive the payment.

In October 2018, following review of an analysis prepared by Compensia, the dollar amount of the target annual incentive compensation opportunities increased for each of our Named Executive Officers (except for Messrs. Attanasio and Wall) as part of the compensation committee’s annual analysis of the total cash compensation package provided to our executive officers. Messrs. Attanasio and Wall were not considered for adjustments to their annual bonus targets as they had each been with the Company for less than a year at the time the increases were approved. The target annual incentive compensation opportunities established under the Fiscal 2019 Executive Bonus Plan for our Named Executive Officers were as follows:

Named Executive Officer	Annual Bonus Target	Annual Bonus Target as a % of Base Salary	Change from Fiscal 2018 Bonus Target(1)
Dheeraj Pandey	$500,000	100%	25%
Duston M. Williams	$300,000	67%	15%
David M. Sangster	$275,000	69%	17%
Tyler Wall	$150,000	38%	—
Louis J. Attanasio(2)	$775,000	100%	—
Sunil Potti(3)	$275,000	69%	17%
(1)	Represents the percentage increase in the dollar amount of the Annual Bonus Target from fiscal 2018.
(2)	Mr. Attanasio’s employment terminated effective March 8, 2019. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.
(3)	Mr.Potti’s employment terminated effective June 21, 2019. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.

Performance Measures

The Named Executive Officers’ performance measures for payment under the Fiscal 2019 Executive Bonus Plan included: (1) imputed software value, or ISV, on bookings; (2) performance under the “Rule of 40” framework, or Rule of 40, which we calculate using the sum of (x) our year-over-year revenue growth, calculated on an ISV basis, or ISV Revenue, and expressed as a percentage, and (y) our fiscal 2019 free cash flow as a percentage of our fiscal 2019 ISV Revenue; (3) new customer adds; and (4) personal performance. We define bookings as the total billable amount under binding purchase orders received by the Company during a given period. ISV on bookings is calculated by subtracting the cost of the hardware for a relevant order from total bookings. Similarly, ISV Revenue is calculated by subtracting all hardware revenue from our total revenue. For fiscal 2019, the compensation committee believed that ISV on bookings and revenue were performance metrics that allowed us to better track the true growth of our software business by excluding the amounts attributable to the pass-through hardware that we use to deliver our solutions. Free cash flow is a performance measure that the compensation committee believes provides useful information about the amount of cash generated by our business after necessary capital expenditures, and we define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. For fiscal 2019, the compensation committee believed that our performance under the Rule of 40 was an important indicator of our ability to balance our growth against the level of free cash flow generated by our business. New customer adds counts as total new logos added in the period and is measured against our annual operating plan. For fiscal 2019, the compensation committee believed that new customer adds was an important indicator of the success of key elements of our growth strategy, which includes continued investment in acquiring new end customers. The personal performance objectives in the Fiscal 2019 Executive Bonus Plan were set based on each Named Executive Officer’s personal objectives, which were aligned to our principal business goals in fiscal 2019. For fiscal 2019, the compensation committee believed that the inclusion of personal performance metrics was an important way to recognize the unique contribution that each Named Executive Officer makes to our overall business goals and incentivize each Named Executive Officer to achieve his personal objectives for the fiscal year.

The compensation committee believed that these performance measures were objective measures of our and, with respect to the personal performance measures, each Named Executive Officer’s successful achievement of our growth and business strategy, especially in light of our ongoing transition to a subscription-based business model. These performance measures under our Fiscal 2019 Executive Bonus Plan, while significant to our achievement of our growth and business strategy, are our internal metrics that we do not disclose in our financial statements.

The following table describes the relative weighting of each performance measure and the payout percentages that were used to calculate the actual payout based on achievement of the targets at and between the low end of the target range and the high end of the target range. Any achievement of the plan targets between the low and high end of the target range would correlate to a lower or higher payout percentage between 0% and 200%. For the Fiscal 2019 Executive Bonus Plan, if we did not achieve a payout under the ISV bookings performance measure, then no payout would be made under the Executive Bonus Plan to any Named Executive Officer, regardless of the level of achievement under any other performance measure (including personal performance).

Performance Metric	Weighting	Plan Targets	Payout %
Imputed Software Value on Bookings	50%	Less than 90% of Target	0%
		Between 90% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 105% of Target	Between 100 and 200%
		105% or more of Target	200%
Rule of 40	15%	Less than 90% of Target	0%
		Between 90% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 105% of Target	Between 100% and 200%
		105% or more of Target	200%
New Customer Adds	15%	Less than 90% of Target	0%
		Between 90% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 105% of Target	Between 100% and 200%
		105% or more of Target	200%
Personal Performance	20%	Based on individual strategic objectives for each executive that were aligned to our principal business goals in fiscal 2019	Between 0% and 200%

Fiscal 2019 Executive Bonus Plan Payouts

The achievement of the various performance metrics for the Named Executive Officers under the Fiscal 2019 Executive Bonus Plan were as follows:

Performance Metric	Percent Achievement of Plan Target	Payout %	Weighting	Weighted Total
Imputed Software Value on Bookings	81.5%	0%	50%	0%
Rule of 40	36.5%	0%	15%	0%
New Customer Adds	67.9%	0%	15%	0%
Personal Performance	N/A	0%	20%	0%
			Total:	0%

As indicated above, we did not achieve a payout under the ISV bookings performance measure and, as a result, the compensation committee did not calculate each Named Executive Officer’s achievement under his personal performance measure and none of our Named Executive Officers received a payout under the Fiscal 2019 Executive Bonus Plan.

Long-Term Equity Compensation

Our corporate culture encourages a long-term focus by our Named Executive Officers, as well as all our other employees. In keeping with this culture, our executive compensation program places a heavy emphasis on granting equity awards, the value of which depends on our stock performance and other performance measures, to achieve strong long-term performance.

These equity awards are typically time-based RSUs but, where appropriate, we also grant PRSUs to our Named Executive Officers that are tied to the long-term objectives of the Company.

We believe that RSUs offer predictable value delivery to our executive officers while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with competitive market practices. We also believe that PRSUs directly link a significant portion of an executive officer’s target total direct compensation to our financial performance based on the achievement of one or more pre-established financial or stock price performance metrics. In fiscal 2019, we granted a PRSU to our CEO, and certain of our Named Executive Officers, including our CEO, hold PRSUs from prior fiscal years. Together, RSUs and PRSUs are important tools to motivate and retain our highly sought-after executive officers since the value of the awards is delivered to our executive officers over multi-year periods, subject to their continued service. Going forward, we may introduce other forms of equity awards to our executive officers, including our Named Executive Officers, to continue to maintain a strong alignment of their interests with the interests of our stockholders.

The compensation committee, in consultation with our CEO (other than with respect to himself) and its independent compensation consultant, determines the size, mix, material terms and, in the case of PRSUs, performance metrics of the equity awards granted to our executive officers, taking into account a number of factors as described in the section “Executive Compensation - Compensation Discussion and Analysis - Compensation-Setting Process.”

Fiscal 2019 Equity Awards

The following table sets forth the number of shares of our common stock subject to the RSUs and PRSUs granted to each Named Executive Officer in fiscal 2019. Messrs. Attanasio and Wall were not considered for equity grants in fiscal 2019 as they had each been with the Company for less than a year at the time that the below grants were approved and each received multi-year new hire grants when they joined the Company.

Named Executive Officer	Number of RSUs(1)	Grant Date Fair Value of RSUs(2)	Number of PRSUs	Grant Date Fair Value of PRSUs(3)
Dheeraj Pandey	100,000	$3,944,000	100,000(4)	$2,516,000
Duston M. Williams	100,000	$3,944,000	—	—
David M. Sangster	100,000	$3,944,000	—	—
Tyler Wall	—	—	—	—
Louis J. Attanasio	—	—	—	—
Sunil Potti	100,000	$3,944,000	—	—
(1)	Each Named Executive Officer received his RSU award(s) in October 2018 in connection with the annual executive officer compensation review, and such RSU awards vest quarterly over four years, subject to the Named Executive Officer’s continued service. For additional information regarding the vesting schedules of these RSU awards, see the section titled “Executive Compensation - Executive Compensation Tables” below.
(2)	The amounts reported are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the Named Executive Officers.
(3)	The amounts reported represent the grant date fair value of the PRSUs, as computed in accordance with ASC Topic 718, which excludes the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflects the accounting cost for the equity awards, and does not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards. The amounts reported assume that all service-based and performance-based vesting conditions will be achieved.
(4)	Subject to Mr. Pandey’s continuous service, the shares underlying this PRSU will vest upon the achievement of certain milestones as determined by the compensation committee. See the section below entitled “Executive Compensation - Employment Arrangements” for more details.

Severance and Change of Control-Related Benefits

Our Named Executive Officers are or, with respect to Messrs. Attanasio and Potti, were, each eligible to participate in our Change of Control and Severance Policy, which provides each of them with protections in the event of their involuntary termination of employment following a change of control of the Company. In addition, certain of the executive officers may have such provisions in their employment agreements. We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our Named Executive Officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change of control. The terms of these agreements and the Change of Control and Severance Policy were determined after our board of directors and compensation committee reviewed our retention goals for each Named Executive Officer and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see section titled “Executive Compensation - Employment Arrangements.”

EMPLOYMENT ARRANGEMENTS

We have entered into employment agreements with our Named Executive Officers. Each of these arrangements provides or, with respect to Messrs. Attanasio and Potti, provided for, “at-will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and may protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change of control of the Company. These offers of employment were each subject to the execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.

Each of these agreements was approved on our behalf by the compensation committee or our board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forgo other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, the compensation committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business. Accordingly, it recognized that it would need to develop highly competitive compensation packages to attract qualified candidates in a competitive labor market. At the same time, the compensation committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a summary of the material terms and conditions of our employment agreements with the Named Executive Officers, see section below titled “Executive Compensation - Employment Arrangements.”

OTHER COMPENSATION POLICIES

Employee Benefits

We provide employee benefits to all eligible employees in the United States, including our Named Executive Officers, which the compensation committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, health savings accounts, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs.

Stock Trading Practices; Hedging and Pledging Policy

We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our Named Executive Officers, directors and employees from trading during quarterly and special blackout periods. We also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding our securities, as well as pledging our securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy requires that all directors, executive officers, and certain other key employees, including our Named Executive Officers, pre-clear with our legal department any proposed open market transactions.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. The compensation committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The compensation committee intends to continue to compensate our Named Executive Officers in a manner consistent with the best long-term interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers and directors, and service providers who hold significant equity interests, and certain highly compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. However, under our Change of Control and Severance Policy, if any payment or benefits to a policy participant, including the payments and benefits under the policy, would constitute a “parachute payment” within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a Named Executive Officer is required to render service in exchange for the option or other award.

For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

Compensation Risk Assessment

Our compensation committee reviews and discusses with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our compensation committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, our compensation committee structures our executive compensation program to encourage our named executive officers to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Jeffrey T. Parks (Chair)
John McAdam
Ravi Mhatre
Susan L. Bostrom

EXECUTIVE COMPENSATION TABLES

FISCAL 2019 SUMMARY COMPENSATION TABLE

The following table presents all of the compensation awarded to, or earned by, our Named Executive Officers during the fiscal year ended July 31, 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards(1) ($)		Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)		All Other Compensation ($)		Total ($)
Dheeraj Pandey Chief Executive Officer and Chairman	2019	483,333	—		6,460,000	(4)	—		—		6,943,333
	2018	350,000	—		10,413,000	(5)	439,225		—		11,202,225
	2017	250,000	6,350,000	(6)	—		80,700	(7)	—		6,680,700
Duston M. Williams Chief Financial Officer	2019	441,667	—		3,944,000		—		—		4,385,667
	2018	350,000	—		4,165,200		285,496		—		4,800,696
	2017	250,000	—		3,660,000		80,700		—		3,990,700
David M. Sangster Chief Operating Officer	2019	394,167	—		3,944,000		—		—		4,338,167
	2018	326,667	—		2,950,350		259,044		—		3,536,061
	2017	250,000	—		3,050,000		80,700		—		3,380,700
Tyler Wall Chief Legal Officer(8)	2019	391,667	—		—		—		—		391,667
	2018	238,636	—		10,389,000		111,895		—		10,739,531
	2017	—	—		—		—		—		—
Louis J. Attanasio Former Chief Revenue Officer(9)	2019	469,697	—		—		—		8,620,000	(10)	9,089,697
	2018	578,314	—		41,556,000		651,901		—		42,786,215
	2017	—	—		—		—		—		—
Sunil Potti Former Chief Product and Development Officer(11)	2019	352,500	—		3,944,000		—		—		4,296,500
	2018	326,667	—		3,471,000		258,044		—		4,055,711
	2017	250,000	—		—		80,700		—		330,700
(1)	The amounts in this column represent the aggregate grant date fair value of stock option awards as computed in accordance with ASC Topic 718. Assumptions used in the calculation of this amount are included in the notes to our consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on September 24, 2019.
(2)	The amounts in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for RSU awards. The grant date fair value was determined using the closing share price of our Class A common stock on the date of grant.
(3)	The amounts reported represent the amounts paid under our executive bonus plan.
(4)	Mr. Pandey was granted RSUs in fiscal 2019 with a total grant date fair value of $6,460,000, of which $2,516,000 is subject to certain performance conditions. The amount reported assumes that all service-based and performance-based vesting conditions will be achieved.
(5)	Mr. Pandey was granted RSUs in fiscal 2018 with a total grant date fair value of $10,413,000, of which $3,471,000 is subject to certain performance conditions. The amount reported assumes that all service-based and performance-based vesting conditions will be achieved.
(6)	Mr. Pandey was granted stock options in fiscal 2017 with a total grant date fair value of $6,350,000, of which $3,275,000 is subject to certain performance conditions. The amount reported assumes that all service-based and performance-based vesting conditions will be achieved.
(7)	Under our executive bonus plan, Mr. Pandey was eligible to receive a payment of $80,700 based on achievement of plan metrics for fiscal 2017. However, Mr. Pandey waived his right to receive incentive payments for fiscal 2017. Thus, the amounts reported as earned in this column were not paid to Mr. Pandey.
(8)	Mr. Wall joined the Company in November 2017.
(9)	Mr. Attanasio joined the Company in November 2017. Mr. Attanasio’s employment terminated effective March 8, 2019, and 250,000 outstanding RSUs held by Mr. Attanasio as of this date were accelerated in accordance with the terms of Mr. Attanasio’s employment agreement. All remaining unvested equity awards held by Mr. Attanasio as of March 8, 2019 were canceled.

(10)	Pursuant to the terms of Mr. Attanasio’s employment agreement, the vesting of 250,000 RSUs previously granted to Mr. Attanasio was accelerated upon the termination of Mr. Attanasio’s employment effective March 8, 2019. The amount reported represents the fair value of the shares underlying the accelerated RSUs, as determined based on the closing price of our Class A common stock on March 8, 2019.
(11)	Mr. Potti’s employment terminated effective June 21, 2019, and all outstanding unvested equity awards held by Mr. Potti as of this date were canceled.

GRANT OF PLAN BASED AWARDS

The following table presents, for each of our Named Executive Officers, information concerning each equity award grant made during the fiscal year ended July 31, 2019. This information supplements the information about these awards set forth in the “Fiscal 2019 Summary Compensation Table” above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Named Executive Officer	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)
Dheeraj Pandey	—	—	—	500,000	1,000,000	—	—		—		—		—	—	—
	10/23/18	10/23/18	—	—	—	—	100,000	(4)	100,000	(4)	—		—	—	2,516,000
	10/23/18	10/23/18	—	—	—	—	—		—		100,000	(5)	—	—	3,944,000
Duston M. Williams	—	—	—	300,000	600,000	—	—		—		—		—	—	—
	10/23/18	10/23/18	—	—	—	—	—		—		100,000	(5)	—	—	3,944,000
David M. Sangster	—	—	—	275,000	550,000	—	—		—		—		—	—	—
	10/23/18	10/23/18	—	—	—	—	—		—		100,000	(5)			3,944,000
Tyler Wall	—	—	—	150,000	300,000	—	—		—		—		—	—	—
	—	—	—	—	—	—	—		—		—		—	—	—
Sunil Potti	—	—	—	275,000	550,000	—	—		—		—		—	—	—
	10/23/18	10/23/18	—	—	—	—	—		—		100,000	(5) (6)	—	—	3,944,000
Louis J. Attanasio	—	—	—	775,000	1,550,000	—	—		—		—		—	—	—
(1)	Represents cash incentive compensation opportunities under the Fiscal 2019 Executive Bonus Plan and assumes achievement at target levels for our corporate objectives. For achievement in excess of target, overperformance could be rewarded with a payout of up to an additional 100% of each Named Executive Officer’s target (for a maximum payment of 200% of each Named Executive Officer’s target). As set forth in the “Fiscal 2019 Summary Compensation Table” above, our Named Executive Officers did not actually receive any payouts under the Fiscal 2019 Executive Bonus Plan. The components of, and the calculation of the payouts under, the Fiscal 2019 Executive Plan are discussed more fully in the section titled “Executive Compensation - Compensation Discussion and Analysis - Components of Compensation Program and Fiscal 2019 Compensation - Fiscal 2019 Executive Bonus Plan.”
(2)	Represents the number of shares of common stock subject to RSUs. For additional information, see “Executive Compensation - Compensation Discussion and Analysis - Components of Compensation Program and Fiscal 2019 Compensation - Long-Term Equity Compensation.”
(3)	Represents the aggregate grant date fair value of equity grants in fiscal 2019 computed in accordance with ASC Topic 718.
(4)	The PRSUs may vest based on the achievement of an average stock price of $80 over an approximately 4.5-year performance period (the “Performance Period”), and subject to Mr. Pandey’s continuous service to the Company on each vesting date. The average stock price will be calculated based on the average closing price of one share of our Class A common stock as reported on the Nasdaq Stock Market during the 180-day period ending on the last trading day prior to each measurement date (as applicable, the “Average Stock Price”). The Average Stock Price will be measured once per quarter during the Performance Period, and (i) if the Average Stock Price on any given quarterly measurement date does not equal or exceed $80, then none of the PRSUs will vest that quarter, and any unvested PRSUs will carry over to the next quarter (the “Carryover PRSUs”), (ii) if the Average Stock Price on any given quarterly measurement date equals or exceeds $80, then 1/18th of the PRSUs plus the applicable Carryover PRSUs, if any, would vest, and/or (iii) if the Average Stock Price never equals or exceeds $80 during the Performance Period, the PRSUs would terminate at the end of the Performance Period.

(5)	The RSUs vest as to 6,250 shares quarterly, beginning on March 15, 2019, subject to the applicable Named Executive Officer’s continuous service through the applicable vesting date.
(6)	The unvested portion of Mr. Potti’s RSUs were canceled on June 21, 2019 in connection with termination of Mr. Potti’s employment.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END TABLE

The following table presents, for each of our Named Executive Officers, information concerning each outstanding equity award held by such Named Executive Officer as of July 31, 2019. This information supplements the information about these awards set forth in the “Fiscal 2019 Summary Compensation Table” above. Mr. Attanasio’s and Mr. Potti’s employment terminated effective March 8, 2019 and June 21, 2019, respectively. As of March 8, 2019, certain of the outstanding unvested equity awards held by Mr. Attanasio were accelerated in accordance with the terms of Mr. Attanasio’s employment agreement and all remaining unvested equity awards held by Mr. Attanasio were canceled. For additional information, please see footnotes 9 and 10 set forth in the “Fiscal 2019 Summary Compensation Table” above. As of June 21, 2019, all outstanding unvested equity awards held by Mr. Potti were canceled. For additional information, please see footnote 11 set forth in the “Fiscal 2019 Summary Compensation Table” above.

		Option Awards						Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Dheeraj Pandey	3/28/2012	886,000	(2)	—		0.49	3/27/2022
	6/3/2012	705,000	(2)	—		0.49	6/12/2022
	9/16/2016	500,000	(3)	—		12.00	9/15/2026
	9/16/2016	—		500,000	(4)	12.00	9/15/2026
	12/12/2017							125,000	(5)	2,837,500
	10/23/2018							87,500	(6)	1,986,250
	12/12/2017										100,000	(4)	2,270,000
	10/23/2018										100,000	(7)	2,270,000
Duston M. Williams	6/19/2014	205,000	(2)	—		3.20	6/18/2024
	6/19/2014	418,750	(2)	—		3.20	6/18/2024
	9/16/2016							150,000	(8)	3,405,000
	12/12/2017							75,000	(9)	1,702,500
	10/23/2018							87,500	(6)	1,986,250
David M. Sangster	5/20/2014	7,918	(2)	—		3.20	5/19/2024
	12/12/2017							53,125	(10)	1,205,937
	10/23/2018							87,500	(6)	1,986,250
	9/16/2016										100,000	(4)	2,270,000
Tyler Wall	11/27/2017							187,500	(11)	4,256,250
(1)	Based on the closing price of Nutanix Class A common stock on July 31, 2019, which was $22.70.
(2)	The shares subject to the options are fully vested and exercisable immediately.

(3)	The options allow early exercise and are immediately exercisable. The shares subject to the options vest as to 10,416 shares monthly, subject to continuous service through the applicable vesting date.
(4)	One-third of the shares subject to the awards will vest on the later of January 1, 2019 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the shares subject to the awards will vest on the later of January 1, 2020 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date. One-third of the shares subject to the awards will vest on the later of January 1, 2021 or upon the compensation committee’s certification that the Company has achieved the performance goal, subject to continuous service through the vesting date.
(5)	The RSUs vest as to 12,500 shares quarterly, subject to continuous service through the applicable vesting date.
(6)	The RSUs vest as to 6,250 shares quarterly, subject to continuous service through the applicable vesting date.
(7)	The RSUs vest based on the achievement of an average stock price of $80 over an approximately 4.5-year performance period, and subject to Mr. Pandey’s continuous service through the applicable vesting date. For additional information, please see footnote 4 set forth in the “Grant of Plan Based Awards” table above.
(8)	The RSUs vest as to 25,000 shares quarterly, subject to continuous service through the applicable vesting date.
(9)	The RSUs vest as to 7,500 shares quarterly, subject to continuous service through the applicable vesting date.
(10)	The RSUs vest as to 5,312 or 5,313 shares, as applicable, quarterly, subject to continuous service through the applicable vesting date.
(11)	The RSUs vest as to 18,750 shares quarterly, subject to continuous service through the applicable vesting date.

2019 OPTION EXERCISES AND STOCK VESTED VALUE

The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during fiscal 2019.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Dheeraj Pandey	—	—	62,500		2,401,750
Duston M. Williams	31,250	1,158,438	142,500		5,607,750
David M. Sangster	63,333	2,688,552	83,750		3,253,333
Tyler Wall	—	—	112,500		4,503,000
Louis J. Attanasio	—	—	500,000	(3)	21,352,500
Sunil Potti	—	—	145,089		6,078,112
(1)	The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the closing price of our Class A common stock on the date of exercise, multiplied by (ii) the number of shares underlying the stock option exercised.
(2)	The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of shares vested by the closing price of our Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of our Class A common stock on the immediately preceding trading day).
(3)	Includes the 250,000 RSUs previously granted to Mr. Attanasio which were accelerated upon the termination of Mr. Attanasio’s employment effective March 8, 2019, in accordance with the terms of his employment agreement.

EMPLOYMENT ARRANGEMENTS

EMPLOYMENT ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

We have entered into employment agreements with each of the Named Executive Officers in connection with his commencement of employment with us. Each of these arrangements was negotiated on our behalf by the compensation committee or our CEO.

Typically, these arrangements provide for at-will employment and set forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for initial equity awards and in certain cases the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Dheeraj Pandey

We entered into an employment letter with Dheeraj Pandey, our Chief Executive Officer and Chairman on February 26, 2015. The employment letter has an indefinite term and Mr. Pandey’s employment is at-will. Mr. Pandey’s current annual base salary is $500,000, and he is currently eligible to earn annual incentive compensation with a target equal to $500,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with entering into the employment letter, we granted Mr. Pandey four RSU grants under our 2010 Stock Plan, or the 2010 Plan, and RSU agreements, covering an aggregate of 1,900,000 shares. In March 2016, Mr. Pandey voluntarily forfeited his rights with respect to a number of the RSUs. For additional details regarding Mr. Pandey’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Pandey is a participant in the Change of Control and Severance Policy, which is described below.

Duston M. Williams

We entered into an employment letter with Duston Williams, our Chief Financial Officer, on April 26, 2014. The employment letter has an indefinite term and Mr. Williams’ employment is at-will. Mr. Williams’ current annual base salary is $475,000, and he is currently eligible to earn annual incentive compensation with a target equal to $300,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Williams was granted two option grants and one RSU grant covering an aggregate of 1,460,000 shares under our 2010 Plan all of which have vested in full. For additional details regarding Mr. Williams’ outstanding equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Williams is a participant in the Change of Control and Severance Policy, which is described below.

David M. Sangster

We entered into an employment letter with David Sangster, our Chief Operating Officer, on October 17, 2011. The employment letter has an indefinite term and Mr. Sangster’s employment is at-will. Mr. Sangster’s current annual base salary is $475,000, and he is currently eligible to earn annual incentive compensation with a target equal to $275,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Sangster was granted a stock option under our 2010 Plan and option agreement to purchase 350,000 shares of our Class A common stock. That option has vested in full and has been exercised by Mr. Sangster. For additional details regarding Mr. Sangster’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Sangster is a participant in the Change of Control and Severance Policy, which is described below.

Tyler Wall

We entered into an employment letter with Tyler Wall, our Chief Legal Officer, on November 20, 2017. The employment letter has an indefinite term and Mr. Wall’s employment is at-will. Mr. Wall’s current annual base salary is $425,000, and he is currently eligible to earn annual incentive compensation with a target equal to $150,000 based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Wall was granted 300,000 RSUs under our 2016 Equity Incentive Plan, or the 2016 Plan, which vest over four years with a one-year vesting cliff. For additional details regarding Mr. Wall’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Mr. Wall is a participant in the Change of Control and Severance Policy, which is described below.

Louis J. Attanasio

We entered into an employment letter with Louis J. Attanasio, our former Chief Revenue Officer, on October 15, 2017. Mr. Attanasio’s employment subsequently terminated on March 8, 2019 (the “Attanasio Employment Termination Date”). Prior to the Attanasio Employment Termination Date, the employment letter had an indefinite term and Mr. Attanasio’s employment was at-will. As of the Attanasio Employment Termination Date, Mr. Attanasio’s annual base salary was $775,000, and Mr. Attanasio was eligible to earn annual incentive compensation with a target equal to $775,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Attanasio was granted 1,200,000 RSUs under our 2016 Plan which would have vested on time-based schedules subject to his continuous service, including the following: (1) 1,000,000 RSUs subject to quarterly time-based vesting over four years with a one-year vesting cliff, or the First Tranche RSUs, and (2) 200,000 RSUs subject to quarterly time-based vesting over four years beginning after December 15, 2019. For additional details regarding Mr. Attanasio’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Pursuant to the terms of Mr. Attanasio’s employment letter and the 2016 Plan, (i) 250,000 of the First Tranche RSUs became fully vested on the Attanasio Employment Termination Date, and (ii) all of Mr. Attanasio’s other outstanding and unvested equity awards were cancelled on the Attanasio Employment Termination Date.

Prior to the Attanasio Employment Termination Date, Mr. Attanasio was also a participant in the Change of Control and Severance Policy, which is described below.

Sunil Potti

We entered into an employment letter with Sunil Potti, our former Chief Product and Development Officer, on January 4, 2015. Mr. Potti’s employment subsequently terminated on June 21, 2019 (the “Potti Employment Termination Date”). Prior to the Potti Employment Termination Date, the employment letter had an indefinite term and Mr. Potti’s employment was at-will. As of the Potti Employment Termination Date, Mr. Potti’s annual base salary was $400,000, and he was eligible to earn annual incentive compensation with a target equal to $275,000, based upon achievement of individual and corporate targets determined by our board of directors or compensation committee for each fiscal year.

In connection with his hire, Mr. Potti was granted three RSU grants covering an aggregate of 800,000 shares under our 2010 Plan and RSU agreements. As of the Potti Employment Termination Date, 747,321 of such shares had become vested in full, and the remaining 52,679 shares were canceled. For additional details regarding Mr. Potti’s equity awards, see “Executive Compensation - Executive Compensation Tables” above.

Prior to the Potti Employment Termination Date, Mr. Potti was a participant in the Change of Control and Severance Policy, which is described below.

SEVERANCE AND CHANGE OF CONTROL-RELATED BENEFITS

In August 2016, we adopted a Change of Control and Severance Policy, or the severance policy, pursuant to which a designated employee is eligible to receive severance benefits in lieu of any other severance payments and benefits, subject to the employee signing a participation agreement. Each of our Named Executive Officers is a participant in the severance policy. Generally, if a participant’s employment is terminated within three months prior to or 12 months following the consummation of a change of control, which such period is referred to as the change of control period, either by us or a subsidiary of ours other than for cause, death or disability or by the participant for good reason, then the severance policy provides for:

(1)	the applicable percentage of the then-unvested shares subject to each of the participant’s then-outstanding time-based equity awards, except for performance-based equity awards that were converted by their terms into time-based equity awards upon a change of control transaction, will immediately vest and become exercisable, with such percentage being 100% for each of the Named Executive Officers,

(2)	a lump sum payment equal to the participant’s annual base salary, as in effect immediately prior to the participant’s termination or, if the termination is due to a resignation for good reason based on a material reduction in base salary, immediately prior to such reduction, or immediately prior to the change of control, whichever is greater, multiplied by 100% for our CEO and 75% for each of our other Named Executive Officers,
(3)	a lump sum payment equal to the participant’s target annual bonus as in effect for the fiscal year in which his or her termination of employment occurs, multiplied by 100% for our CEO and 75% for each of our other Named Executive Officers, and
(4)	payment or reimbursement of the cost of continued health benefits for a period of up to 12 months for our CEO and nine months for each of our other Named Executive Officers.

In order to receive severance benefits under the severance policy, a participant must timely execute and not revoke a release of claims in favor of us. In addition, the severance policy provides that, if any payment or benefits to a participant, including the payments and benefits under the severance policy, would constitute a parachute payment within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

For purposes of the severance policy, cause means any of the following reasons (with any references to us interpreted to include any subsidiary, parent, affiliate or successor of ours):

•	the participant’s willful failure to perform his or her duties and responsibilities to us or the participant’s violation of any written policy of ours;
•	the participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to us;
•	the participant’s unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom the participant owes an obligation of nondisclosure as a result of his or her relationship with us; or
•	the participant’s material breach of any of his or her obligations under any written agreement or covenant with us.

For purposes of the severance policy, good reason means the participant’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the participant’s express written consent:

•	a material reduction of the participant’s duties, authorities or responsibilities relative to the participant’s duties, authorities or responsibilities in effect immediately prior to such reduction;
•	a material reduction by us in the participant’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of ours will not constitute good reason;
•	a material change in the geographic location of the participant’s primary work facility or location; provided, that a relocation of less than 35 miles from the participant’s then present location will not be considered a material change in geographic location; or
•	our failure to obtain from any successor or transferee of ours an express written and unconditional assumption of our obligations to the participant under the severance policy.

In order for the participant’s termination of his or her employment to be for good reason, the participant must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a cure period of 30 days following the date of written notice, such grounds must not have been cured during such time, and the participant must terminate his or her employment within 30 days following the expiration of our 30-day cure period.

Potential Payments upon Termination or Change of Control

The following table sets forth the estimated payments that would be received by the Named Executive Officers if, pursuant to the terms of the Change of Control and Severance Policy, a hypothetical termination of employment without cause or following a resignation for good reason in connection with a change of control of the Company had occurred on July 31, 2019. The table below reflects amounts that would have been payable to each Named Executive Officer assuming that, if applicable, his employment was terminated on July 31, 2019 and, if applicable, a change of control of the Company also occurred on that date. Messrs. Attanasio and Potti did not become entitled to receive any payments or benefits under the Change of Control and Severance Policy, or otherwise, in connection with termination of the applicable Named Executive Officer’s employment effective March 8, 2019 and June 21, 2019, respectively. Therefore, the tabular disclosure below does not include Messrs. Attanasio and Potti.

	Upon Termination without Cause or Resignation for Good Reason During Change of Control Period
Named Executive Officer	Salary Severance(1)	Bonus Severance(2)	Value of Accelerated Vesting(3)		Continuation of Medical Benefits(4)	Total
Dheeraj Pandey	$500,000	$500,000	$8,924,167	(5)	$25,664	$9,949,831
Duston M. Williams	$337,500	$225,000	$7,093,750		$19,248	$7,675,498
David M. Sangster	$300,000	$206,250	$3,948,854		$19,248	$4,474,352
Tyler Wall	$300,000	$112,500	$4,256,250		$19,248	$4,687,998
(1)	Reflects payment of 75% of annual base salary as of July 31, 2019 for each Named Executive Officer, except for Mr. Pandey, who would receive a payment of 100% of his base salary.
(2)	Reflects payment of 75% of each Named Executive Officer’s annual bonus target as of July 31, 2019, except for Mr. Pandey, who would receive a payment of 100% of his annual bonus target.
(3)	Reflects the accelerated stock option and RSU payment values based upon the closing price of our Class A common stock of $22.70 on July 31, 2019, less any applicable exercise price in the case of stock options.
(4)	Reflects COBRA premiums based on each Named Executive Officer’s elected level of healthcare coverage.
(5)	The amount reported excludes 100,000 PRSUs held by Mr. Pandey, the vesting of which upon a change of control transaction is conditioned upon the gross per-share price payable to holders of our Class A common stock in connection with the applicable change of control transaction exceeding $80. The closing price of our Class A common stock on July 31, 2019 was $22.70.

CEO PAY RATIO

Ratio

In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd Frank Act, we determined the ratio of: (1) the annual total compensation of our CEO, to (2) the median of the annual total compensation of all of our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

For the fiscal year ended July 31, 2019:

•	the annual total compensation of our CEO was $6,943,333;
•	the median of the annual total compensation of all employees of our company (other than our CEO) was $179,305; and
•	the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 38.7:1.

Identification of Median Employee

We selected July 31, 2019 as the date on which to determine our employee population and the median employee. In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors in our employee population. As permitted by SEC rules, in order to identify our median employee, we elected to use total target cash compensation plus the grant date fair market value of equity awards, if any, as our consistently applied compensation measure, which we refer to herein as total target compensation and calculated as (i) base salary and target bonus as of July 31, 2019, and (ii) the grant date fair market value of equity awards issued during the previous twelve months. For employees paid in a currency other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various financial and accounting purposes in effect on July 31, 2019. To identify our median compensated employee, we then calculated the total target direct compensation for our global employee population and excluded employees at the median who had anomalous compensation characteristics.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Additionally, due to our emphasis on pay-for-performance and the structure of our performance-based compensation for our CEO, his total direct compensation can be highly variable from one fiscal year to the next.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of July 31, 2019. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	30,882,425	$5.20	14,025,263
Equity plans not approved by stockholders	—	—	—
(1)	Includes 8,740,309 outstanding stock options, 22,107,936 outstanding RSUs and 34,180 outstanding common stock warrants.
(2)	The weighted average exercise price is calculated based solely on outstanding stock options, and does not take into account stock underlying restricted stock units, which generally have no exercise price.
(3)	Includes 12,622,304 shares reserved for future equity grants under our 2016 Plan and 1,402,959 shares reserved for future stock purchase plan awards under our ESPP. Our 2016 Plan provides that the total number of shares reserved for issuance under the 2016 Plan will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 18,000,000 shares, (ii) 5% of the outstanding shares of all classes of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP currently provides that the number of shares of our Class A common stock available for sale under our 2016 ESPP will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 3,800,000 shares, (ii) 1% of the outstanding shares of our Class A common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Accordingly, on August 1, 2019, the number of shares of Class A common stock available for issuance under our 2016 Plan and our ESPP increased by 9,429,765 shares and 1,885,953 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on October 21, 2019, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each of our directors, (c) by each of our Named Executive Officers, and (d) by all of our current executive officers and directors as a group.

The percentage of shares beneficially owned shown in the table is based on 173,721,537 shares of Class A common stock and 18,422,043 shares of our Class B common stock outstanding as of the close of business on October 21, 2019. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock with respect to which the individual has the right to acquire beneficial ownership within 60 days of October 21, 2019 through the exercise of any stock option or other right. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Lightspeed Venture Partners(2)	190,363	*	4,141,783	22.5	11.6
Entities affiliated with Fidelity(3)	19,882,630	11.4	1,440,635	7.8	9.6
Ajeet Singh(4)	—	—	2,819,801	15.3	7.9
Generation Investment Management LLP(5)	14,422,782	8.3	—	—	4.0
Entities affiliated with the Vanguard Group(6)	11,956,664	6.9	—	—	3.3
Clearbridge Investments, LLC(7)	9,159,278	5.3	—	—	2.6
Named Executive Officers and Directors:
Dheeraj Pandey(8)	277,802	*	11,827,592	64.2	33.1
Duston M. Williams(9)	257,347	*	655,000	3.6	1.9
David Sangster(10)	59,891	*	7,918	*	*
Tyler Wall(11)	44,889	*	—	—	*
Sunil Potti(12)	162,645	*	—	—	*
Louis J. Attanasio(13)	30,000	*	—	—	*
Susan L. Bostrom(14)	25,761	*	—	—	*
Craig Conway(15)	25,644	*	—	—	*
Steven J. Gomo(16)	87,861	*	—	—	*
John McAdam(17)	54,024	*	—	—	*
Ravi Mhatre(18)	1,006,177	*	4,141,783	22.5	11.9
Jeffrey T. Parks(19)	50,027	*	—	—	*
Michael P. Scarpelli(20)	16,512	*	75,000	*	*
Brian Stevens(21)	5,073	*	—	—	*
All directors and executive officers as a group (14 persons)(22)	2,103,653	1.2	16,707,293	90.7%	47.3%
*	Denotes less than 1%

(1)	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.
(2)	Consists of (i) 4,141,783 shares of Class B common stock held of record by Lightspeed Venture Partners VIII, L.P., or Lightspeed VIII, and (ii) 190,363 shares of Class A common stock held of record by Lightspeed Venture Partners Select, L.P., or Lightspeed Select. Lightspeed Ultimate General Partner VIII, Ltd., or LUGP VIII, is the sole general partner of Lightspeed General Partner VIII, L.P. which serves as the sole general partner of Lightspeed VIII. Barry Eggers, Ravi Mhatre and Peter Nieh are the directors of LUGP VIII and share voting and dispositive power over the shares held of record by Lightspeed VIII. Lightspeed Ultimate General Partner Select, Ltd., or LUGP Select, is the sole general partner of Lightspeed General Partner Select, L.P., which is the sole general partner of Lightspeed Select. Barry Eggers, Jeremy Liew, Ravi Mhatre and Peter Nieh are directors of LUGP Select and share voting and dispositive power over the shares held of record by Lightspeed Select. Mr. Mhatre disclaims his beneficial ownership of the shares held by the Lightspeed entities except to the extent of his pecuniary interest therein. The address for each of these entities is c/o Lightspeed Venture Partners, 2200 Sand Hill Road, Menlo Park, California 94025. Based on a Schedule 13G/A filed on February 14, 2019 by the Lightspeed entities and a Form 4 filed on July 8, 2019 by Ravi Mhatre.
(3)	Consists of 19,882,630 shares of Class A common stock and 1,440,635 shares of Class B common stock held by investment companies advised by FMR Co., Inc. and Fidelity Management & Research (Hong Kong) Limited, both indirect wholly-owned subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, or FMR Co, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based on a Schedule 13G/A filed on February 13, 2019, a Form 13F filed on August 13, 2019 by the Fidelity entities and, with respect to holdings of Class B common stock, information supplied by our transfer agent, Computershare Trust Company, N.A, or our Transfer Agent.
(4)	Consists of (i) 400,000 shares of Class B common stock held of record by the Singh/Sarahan 2014 Irrevocable Descendants Trust and (ii) 2,419,801 shares of Class B common stock held of record by Singh/Sarahan Revocable Trust. Ajeet Singh and Renu Saharan are co-trustees of both of these trusts. Based on a Schedule 13G/A filed by Ajeet Singh on February 13, 2018 and information supplied by our Transfer Agent.
(5)	Consists of 14,422,782 shares of Class A common stock held of record by Generation Investment Management LLP. Based on a Schedule 13G filed on May 13, 2019 and a Form 13F filed on August 14, 2019. The address for Generation Investment Management LLP is 20 Air Street, 7th floor, London, United Kingdom W1B 5AN.
(6)	Consists of 11,956,664 shares of Class A common stock beneficially owned by Vanguard Group 23-1945930. Based on a Schedule 13G filed on February 11, 2019 and a Form 13F filed on August 14, 2019. The address for Vanguard Group 23-1945930 is 100 Vanguard Blvd, Malvern, PA 19355.
(7)	Consists of 9,159,278 shares of Class A common stock beneficially owned by Clearbridge Investments, LLC. Based on a Form 13F filed on August 14, 2019. The address for Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.
(8)	Consists of (i) 5,592,938 shares of Class B common stock and 8,077 shares of Class A common stock held of record by The Pandey Revocable Trust for which Mr. Pandey and Mr. Pandey’s spouse serve as co-trustees, (ii) 30,000 shares of Class B common stock held of record by Pandey Irrevocable Descendants’ Trust for which Mr. Pandey’s spouse serves as trustee, (iii) 2,970,000 shares of Class B common stock held of record by The Pandey 2017 Irrevocable Descendants’ Trust for which Mr. Pandey and his spouse serve as co-trustees, (iv) 381,218 shares of Class B common stock held of record by the Pandey 2016 Annuity Trust FBO one of Mr. Pandey’s minor children, for which Mr. Pandey and his spouse serve as co-trustees, (v) 381,218 shares of Class B common stock held of record by the Pandey 2016 Annuity Trust FBO one of Mr. Pandey’s minor children, for which Mr. Pandey and his spouse serve as co-trustees, (vi) 381,218 shares of Class B common stock held of record by the Pandey 2016 Annuity Trust FBO one of Mr. Pandey’s minor children, for which Mr. Pandey and his spouse serve as co-trustees, (vii) 250,975 shares of Class A common stock held by Mr. Pandey, (viii) 2,091,000 shares of Class B common stock subject to options exercisable within 60 days of October 21, 2019, of which 93,750 shares shall not vest within 60 days of October 21, 2019 and would, if exercised, be subject to a right of repurchase in our favor upon a cessation of service prior to vesting, and (vii) 18,750 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Pandey’s continued service. Excludes 500,000 shares of Class B common stock and 375,000 shares of Class A common stock subject to time-based or performance-based vesting that shall not vest and settle within 60 days of October 21, 2019.

(9)	Consists of (i) 218,597 shares of Class A common stock held of record by Mr. Williams, (ii) 31,250 shares of Class B common stock held of record by Mr. Williams,(iii) 623,750 shares of Class B common stock subject to options exercisable within 60 days of October 21, 2019, and (iv) 38,750 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Williams’ continued service. Excludes 375,625 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 21, 2019.
(10)	Consists of (i) 32,703 shares of Class A common stock held of record by Mr. Sangster, (ii) 7,918 shares of Class B common stock subject to options exercisable within 60 days of October 21, 2019, and (iii) 27,188 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Sangster’s continued service. Excludes 451,875 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 18, 2018.
(11)	Consists of (i) 21,452 shares of Class A common stock held of record by Mr. Wall and (ii) 23,437 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Wall’s continued service. Excludes 220,313 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 21, 2019.
(12)	Consists of 162,645 shares of Class A common stock held of record by The Potti Family 2017 Trust, for which Mr. Potti is the trustee. Based on information provided by Mr. Potti’s personal broker. Mr. Potti’s employment terminated effective June 21, 2019, and all outstanding unvested equity awards held by Mr. Potti as of this date were canceled.
(13)	Consists of 30,000 shares of Class A common stock held of record by Attanasio & Jacobi Family Trust, for which Mr. Attanasio is the trustee. Based on information provided by Mr. Attanasio’s personal broker. Mr. Attanasio’s employment terminated effective March 8, 2019, and 250,000 outstanding RSUs held by Mr. Attanasio as of this date were accelerated in accordance with the terms of Mr. Attanasio’s employment agreement. All remaining unvested equity awards held by Mr. Attanasio as of March 8, 2019 were canceled.
(14)	Consists of (i) 13,551 shares of Class A common stock held of record by Ms. Bostrom and (ii) 12,210 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Ms. Bostrom’s continued service. Excludes 5,980 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 21, 2019.
(15)	Consists of (i) 13,551 shares of Class A common stock held of record by Mr. Conway and (ii) 12,093 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Conway’s continued service. Excludes 5,980 RSUs subject to time-based vesting that shall not vest and settle within 60 days of October 21, 2019.
(16)	Consists of (i) 81,454 shares of Class A common stock held of record by Mr. Gomo and (ii) 6,407 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Gomo’s continued service.
(17)	Consists of (i) 47,794 shares of Class A common stock held of record by Mr. McAdam and (ii) 6,230 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. McAdam’s continued service. Mr. McAdam is retiring from our board of directors effective as of the end of his current term of office, which will expire at the Annual Meeting. As a result of his retirement, Mr. McAdam will not stand for re-election at the Annual Meeting.
(18)	Consists of (i) 401,462 shares of Class A common stock held of record by Mhatre Investments LP - Fund I, (ii) 405,653 shares of Class A common stock held by Mr. Mhatre, (iii) the shares listed in footnote (2) above held by the Lightspeed entities, and (iv) 8,699 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Mhatre’s continued service. Mr. Mhatre serves as the trustee of the general partner of Mhatre Investments LP - Fund I and, accordingly, exercises sole voting and dispositive power over shares held of record by Mhatre Investments LP - Fund I.
(19)	Consists of (i) 37,217 shares of Class A common stock held of record by The Parks Trust, a trust beneficially owned by Mr. Parks, (ii) 4,287 shares of Class A common stock held of record by RC LP, which is holding such shares for the benefit of The Parks Trust, and (iii) 8,523 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Parks’ continued service.
(20)	Consists of (i) 75,000 shares of Class B common stock subject to options exercisable within 60 days of October 21, 2019, (ii) 8,165 shares of Class A common stock held of record by Mr. Scarpelli, and (iii) 8,347 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Scarpelli’s continued service.
(21)	Consists of 5,073 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019, subject to Mr. Stevens’ continued service.
(22)	Consists of (i) 1,927,946 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 13,909,625 shares of Class B common stock beneficially owned by our executive officers and directors, (iii) 2,797,668 shares of Class B common stock subject to options exercisable within 60 days of October 21, 2019, 93,750 of which shall not vest within 60 days of October 21, 2018 and would, if exercised, be subject to a right of repurchase in our favor upon a cessation of service prior to vesting, and (iv) 175,707 shares of Class A common stock received from RSUs that shall vest and settle within 60 days of October 21, 2019. Excludes 1,434,773 RSUs and 500,000 shares of Class B common stock subject to time-based or performance-based vesting that shall not vest and settle within 60 days of October 21, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of Nutanix’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Nutanix.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended July 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL NO. 4: APPROVAL OF AMENDMENT OF 2016 EMPLOYEE STOCK PURCHASE PLAN

Reason for the Amendment

At the Annual Meeting, stockholders are being asked to approve certain amendments to the ESPP as described below, including an amendment to increase the number of shares of our Class A common stock, or the Shares, authorized for sale under the ESPP. These amendments collectively will be referred to as the ESPP Amendment. The ESPP was initially adopted by our Board in December 2015 and was approved by our stockholders in March 2016. The ESPP became effective in September 2016 in connection with our initial public offering, or IPO. The ESPP is intended to provide an incentive to our employees who are eligible to participate by allowing them to purchase Shares at a price equal to 85% of the lower of the fair market value of the Share on either the first or last trading day of the applicable purchase period. As a result, the ESPP helps us align our employees’ interests with those of our stockholders and also assists us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, ultimately creating long-term value for our stockholders.

As of the Record Date, 2,329,531 Shares remained available for sale under the ESPP. As further described below, the ESPP currently contains a provision, commonly referred to as an Evergreen Provision, that, on an annual basis on the first day of the Company’s fiscal year, automatically increases the maximum number of Shares available for sale under the ESPP by an amount that is equal to the least of (i) 3,800,000 Shares, (ii) a number of Shares equal to 1% of the outstanding shares of all classes of the Company’s common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the Compensation Committee, who is the administrator of the ESPP, or the Administrator. However, even if we take into account the additional Shares that would be available for sale under the ESPP pursuant to the Evergreen Provision, due to (i) the significant increase in our employee population, from approximately 4,010 employees as of July 31, 2018 to approximately 5,340 employees as of July 31, 2019, (ii) projected increases in our employee population over our coming fiscal years, and (iii) the current rate of shares being purchased under the ESPP, we currently estimate that the remaining Share reserve would only last us through approximately the September 20, 2020 purchase date. As a result, the ESPP Amendment would (i) remove the Evergreen Provision from the ESPP, and (ii) increase the number of Shares currently available for sale under the ESPP by 9,200,000 Shares, bringing the total number of Shares that remain available for sale under the ESPP to 11,529,531 Shares, which represents approximately 6% of our outstanding Shares as of the close of business on the Record Date. The Company’s stockholders are being asked to approve the ESPP Amendment so that we may continue to operate the ESPP in light of its important role in encouraging equity ownership among our employees and assisting the Company to recruit, retain and motivate qualified personnel. Other than the ESPP Amendment, we have not made any material amendments to the ESPP since it became effective in September 2016.

The Compensation Committee and the Board have approved the ESPP Amendment, subject to the approval of our stockholders at the Annual Meeting. In considering its recommendation to approve the ESPP Amendment, the Compensation Committee and the Board analyzed the historical number of Shares purchased under the ESPP since our IPO, the motivational, recruiting and retention value of the ESPP, as well as the projected number of Shares required to fully fund the ESPP in future years. The number of Shares purchased under the ESPP in each of fiscal 2017, 2018 and 2019, was 1,246,054, 2,417,850 and 2,008,082, respectively. Although the Compensation Committee and the Board considered the historical Share purchases, the actual number of Shares that will be purchased under the ESPP in any given future year will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate, and our stock price. Based on usage in fiscal 2019 and projected participation numbers and contribution rates, we currently anticipate that the increased Share reserve represented by the ESPP Amendment would allow us to fully fund the ESPP for a period of approximately three years. However, the actual number of Shares that will be purchased under the ESPP, and time period over which the increased Share reserve will allow us to fully fund the ESPP, will vary based on the factors noted above.

If our stockholders do not approve the ESPP Amendment, our ESPP will remain in effect without the ESPP Amendment, but our goals of recruiting, retaining and motivating talented employees will be more difficult to meet. We believe that the approval of the ESPP Amendment is important to our continued success.

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP, and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP, as it is proposed to be amended, is provided as Appendix A to this Proxy Statement.

General. The ESPP is intended to have two components: (i) the first component, or the 423 Component, is intended to qualify as an employee stock purchase plan under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, or the Code; and (ii) the second component, or the Non-423 Component, under which the ESPP authorizes the grant of an option to purchase Shares that are not intended to qualify under Section 423 of the Code, pursuant to rules, procedures or sub-plans adopted by the Administrator that are generally designed to achieve tax, securities laws, or other objectives for eligible employees and the Company.

Purpose. The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Shares through accumulated contributions as permitted under the ESPP. The ESPP serves as an important tool for us in recruiting, retaining and motivating talented employees and aligns our employees’ interests with those of our stockholders by encouraging equity ownership among our employees.

Eligibility to Participate. In general, employees of Nutanix and any subsidiaries or affiliates that have been designed as eligible to participate in the ESPP who are customarily employed for at least 20 hours per week and more than five months in any calendar year by the applicable employer are eligible to participate in the ESPP. The Administrator may change the eligibility requirements consistent with the terms of the ESPP, but any such determination must be made before the start of the applicable offering period and, for each offering under the 423 Component, must be made on a uniform and nondiscriminatory basis. In the case of the Non-423 Component, eligible employees may be excluded from participation in the ESPP or an offering if the Administrator has determined that participation of such eligible employee is not advisable or practicable. As of the Record Date, approximately 5,498 employees are expected to be eligible to participate in the ESPP in the offering period that is scheduled to start on the first trading day on or after March 20, 2020.

However, an employee is not eligible to participate in the ESPP if, immediately after the grant of an option, he or she would own capital stock of the Company or its parent or subsidiary and/or hold outstanding options to purchase such stock equal to 5% or more of the total combined voting power or value of all classes of the Company’s capital stock or the stock of any parent or subsidiary of the Company (including stock attributed to the applicable employee under Section 424(d) of the Code). In addition, an eligible employee’s right to buy Shares under the ESPP may not accrue at a rate exceeding USD $25,000 worth of Shares (determined based on the fair market value of such Shares at the beginning of the applicable offering period) per calendar year for each calendar year in which the offering period is in effect.

Enrollment. Eligible employees may voluntarily elect to participate in the ESPP by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable enrollment date, a properly completed subscription agreement authorizing contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator. Each eligible employee who joins the ESPP is granted an option to purchase Shares on each enrollment date while participating in the ESPP and is automatically re-enrolled for additional rolling six-month purchase periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to the terms of the ESPP). Eligible employees who participate in the ESPP are referred to collectively as Participants and individually as a Participant.

Contributions. Eligible employees may voluntarily elect to contribute in the ESPP through contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) in an amount not exceeding 15% of the applicable eligible employee’s eligible compensation. For this purpose, eligible compensation generally includes the applicable eligible employee’s regular and recurring straight time gross earnings, commissions, bonus and other incentive compensation, and payments for overtime. The Administrator may establish a different definition of compensation on a uniform and nondiscriminatory basis in its discretion, and may decrease the size of contributions to 0% at any time during an offering period to the extent necessary to comply with Section 423(b)(8) of the Code and other applicable terms of and limitations under the ESPP.

Purchase of Shares. Currently, Shares are offered under the ESPP through a series of consecutive offering periods approximately 12 months in duration that are scheduled to start on the first trading day on or after March 20 and September 20 of each year and terminate on the first trading day on or after March 20 and September 20, approximately 12 months later. Each offering period generally contains two consecutive six-month purchase periods. On the last trading day of each purchase period, the Company uses each Participant’s payroll deductions or contributions to purchase Shares for the Participant.

The Administrator also has discretion to set a limit on the number of Shares that may be purchased during any six-month purchase period (currently 1,000 Shares, unless otherwise determined by the Administrator). Further, under certain circumstances whereby the number of Shares to be purchased in an purchase period exceeds the number of Shares available for purchase under the ESPP, the Administrator may make adjustments that result in the purchase of a lesser number of Shares. The Administrator also may decrease the size of contributions to 0% at any time during an offering period to the extent necessary to comply with Section 423(b)(8) of the Code and other applicable terms of and limitations under the ESPP. Until Shares have been purchased and delivered to a Participant (as evidenced by the appropriate entry in the Company’s books or a duly authorized transfer agent of the Company), the Participant will have no voting, dividend, or other stockholder rights with respect to the Shares.

Purchase Price. Eligible employees are allowed to purchase Shares under the ESPP at a price equal to the lesser of (i) 85% of the fair market value of our Shares on the first trading day of the applicable offering period, or the Enrollment Date, or (ii) 85% of the fair market value of our Shares on the last trading day of the applicable purchase period, or the Exercise Date. To the extent permitted by applicable laws, if the fair market value of Shares on any Exercise Date in an offering period is lower than the fair market value of the Shares on the Enrollment Date of such offering period, then all Participants in such offering period will be automatically withdrawn from such offering period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following offering period as of the first day thereof.

Number of Shares of Common Stock Available for Sale under the ESPP. Currently, (i) a maximum of 8,960,898 Shares have been approved for sale pursuant to the ESPP, including those Shares added pursuant to the Evergreen Provision, and (ii) 2,329,531 Shares remain available for sale under the ESPP. If stockholders approve the ESPP Amendment, then (i) the maximum number of Shares available for sale under the ESPP will be increased to 18,160,898 Shares, and (ii) 11,529,531 Shares will be immediately available for sale under the ESPP. If stockholders do not approve the ESPP Amendment, no Shares will be added to the total number of Shares reserved for sale under the ESPP, other than pursuant to the Evergreen Provision, and the ESPP will continue under its existing terms.

Evergreen Provision. Currently, the ESPP provides that the maximum number of Shares that will be made available for issuance thereunder will be increased annually on the first day of the Company’s fiscal year by an amount that is equal to the least of (i) 3,800,000 Shares, (ii) a number of Shares equal to 1% of the outstanding shares of all classes of the Company’s common stock on the last day of immediately preceding fiscal year, or (iii) an amount determined by the Administrator. The ESPP Amendment, if approved by the stockholders, will remove this provision from the ESPP.

Administration. The Board, or a committee thereof designated by the Board that complies with applicable laws, may administer the ESPP. Currently, the Compensation Committee serves as the Administrator of the ESPP at the discretion of the Board and subject to the terms of the ESPP. Subject to the terms of the ESPP, the Administrator has full and exclusive discretionary authority to interpret and apply the terms of the ESPP, to establish rules, procedures, sub-plans, and appendices to the subscription agreement necessary for administration of the ESPP, to determine eligibility, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates of the Company as participating in the 423 Component or the Non-423 Component, and to adjudicate all disputed claims filed under the ESPP. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. The Administrator also may adopt rules and procedures regarding: the definition of compensation, eligibility, handling of contributions, making of contributions to the ESPP, establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures, and handling of stock certificates that vary with applicable local requirements.

Termination of Participation. Participation in the ESPP generally terminates when a Participant’s employment with the Company or its subsidiaries ceases for any reason, the Participant withdraws from the ESPP, or the Company terminates or amends the ESPP such that the Participant no longer is eligible to participate. A Participant may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to the deadline, specified by the Company’s stock administration office. Upon withdrawal from the ESPP, generally the Participant will receive all amounts credited to his or her account, without interest (unless otherwise required by applicable law), and his or her payroll withholdings or contributions under the ESPP will cease.

Non-transferability. Neither contributions credited to a Participant’s account nor any rights or interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the applicable Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an offering period in accordance with the terms of the ESPP.

Certain Transactions. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s corporate structure affecting the Shares occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the ESPP, the purchase price per Share and the number of Shares covered by each option under the ESPP that has not yet been exercised, and the numerical limits under the ESPP. In the event of the proposed dissolution or liquidation of the Company, any offering period then in progress will be shortened by setting a new Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. In the event of a merger or change of control of the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new Exercise Date on which such offering period shall end.

Amendment and Termination. The Administrator, in its sole discretion, may amend, suspend or terminate the ESPP, or any part thereof, at any time and for any reason. The ESPP will continue in effect unless terminated by the Administrator in accordance with its terms. If the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the Administrator, in its discretion, may elect to terminate all outstanding offering periods either immediately or after completion of the purchase of Shares on the next Exercise Date (which may be adjusted to occur sooner than originally scheduled), or may elect to permit offering periods to expire in accordance with their terms. If options are terminated prior to expiration, then all amounts then credited to Participants’ accounts that have not been used to purchase Shares will be returned the Participants, without interest (unless otherwise required by applicable law), as soon as administratively practicable.

Number of Shares Purchased by Certain Individuals and Groups

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of contributions of eligible compensation. Further, the number of Shares that may be purchased under the ESPP is determined, in part, by the price of our Shares on the Enrollment Date and the Exercise Date.

Accordingly, the actual number of Shares that may be purchased by any individual is not determinable. For illustrative purposes only, the following table sets forth (a) the number of Shares that were purchased during fiscal 2019 under the ESPP, and (b) the weighted average per Share purchase price paid for such Shares, for each of our Named Executive Officers, all current executive officers as a group, and all other employees who participated in the ESPP as a group. Our executive officers have an interest in the approval of the ESPP Amendment by our stockholders because they are eligible to participate in the ESPP. Non-employee members of the Board are not eligible to participate in the ESPP.

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Dheeraj Pandey Chief Executive Officer and Chairman	—	—
Duston M. Williams Chief Financial Officer	1,389	25.37
David Sangster Chief Operating Officer	—	—
Tyler Wall Chief Legal Officer	616	38.21
Louis J. Attanasio Former Chief Revenue Officer	—	—
Sunil Potti Former Chief Product Officer	1,389	25.37
All current executive officers as a group(1)	2,005	29.31
All current directors who are not executive officers as a group(2)	—	—
All other employees (including all current officers who are not executive officers) as a group	2,004,688	28.50
(1)	Mr. Attanasio’s and Mr. Potti’s employment terminated effective March 8, 2019 and June 21, 2019, respectively, and therefore Messrs. Attanasio and Potti are not included in the group of current executive officers.
(2)	Non-employee directors are not eligible to participate in the ESPP.

U.S. Federal Income Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the Participant and the Company with respect to the Shares purchased under the ESPP is based on management’s understanding of current U.S. federal income tax laws, does not purport to be complete, and does not discuss the tax consequences of a Participant’s death or the income tax laws of any state or foreign country in which the Participant may reside.

The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a Participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event of the Participant’s death while still owning the purchased Shares.

If the Participant sells or otherwise disposes of the purchased Shares within two (2) years after the start date of the offering period in which the Shares were acquired or within one (1) year after the actual purchase date of those Shares, then the Participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the Participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one (1) year since the date of purchase, the gain or loss will be long-term.

If the Participant sells or disposes of the purchased Shares more than two (2) years after the start date of the offering period in which the Shares were acquired and more than one (1) year after the actual purchase date of those Shares, then the Participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (b) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

Registration of Shares

If the ESPP Amendment is approved by our stockholders, the Board intends to cause the additional Shares that will become available for sale as a result of the ESPP Amendment to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the sale of any such Shares.

Summary and Recommendation of the Board

The Board believes that it is in the best interests of the Company and our stockholders to continue to provide eligible employees with the opportunity to purchase Shares through the ESPP, which plays an important role in encouraging equity ownership among our employees and assisting the Company to recruit, retain and motivate talented employees. We strongly believe that the ESPP is essential for us to compete for talent in the labor markets in which we operate. Accordingly, the Board unanimously recommends a vote FOR the approval of the ESPP Amendment.

Vote Required

Approval of Proposal 4 requires FOR votes from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect as a vote on the outcome of this proposal.

Our board of directors recommends a vote FOR the approval of the ESPP Amendment, as described in this proxy statement.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the virtual Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended July 31, 2019 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2019 at http://ir.nutanix.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2019 is available without charge upon written request to our Secretary at 1740 Technology Dr., Suite 150, San Jose, California 95110.

APPENDIX A - Proposed Amended & Restated 2016 Employee Stock Purchase Plan

NUTANIX, INC.

AMENDED & RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated on               ,            )

1.	Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.	Definitions.
(a)	“Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)	“Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
(c)	“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(d)	“Board” means the Board of Directors of the Company.
(e)	“Change in Control” means the occurrence of any of the following events:
(i)	A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control.

Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)	A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)	“Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(h)	“Common Stock” means the Class A common stock of the Company.
(i)	“Company” means Nutanix, Inc., a Delaware corporation, or any successor thereto.
(j)	“Compensation” means an Eligible Employee’s base straight time gross earnings, commissions, bonus and other incentive compensation, and payments for overtime. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(k)	“Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(l)	“Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the

423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.

(m)	“Director” means a member of the Board.
(n)	“Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employees participating in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds 3 months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated 3 months and 1 day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator or the Company’s stock administration in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering under the 423 Component. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non- 423 Component without regard to the limitations of Treasury Regulation Section 1.423-2.
(o)	“Employer” means the employer of the applicable Eligible Employee(s).
(p)	“Enrollment Date” means the first Trading Day of each Offering Period.
(q)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(r)	“Exercise Date” means the first Trading Day on or after March 20 and September 20 of each Purchase Period. Notwithstanding the foregoing, the first Exercise Date under the Plan will be September 20, 2016.
(s)	“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price (or the closing bid, if no sales were reported) for such stock as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or
(iv)	For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock (the “Registration Statement”).
(t)	“Fiscal Year” means the fiscal year of the Company.
(u)	“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(v)	“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(w)	“Offering Periods” means the periods of approximately 12 months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after March 20 and September 20 of each year and terminating on the first Trading Day on or after March 20 and September 20, approximately 12 months later; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and will end on a date determined by the Administrator, and provided, further, that the second Offering Period under the Plan will commence on a date determined by the Administrator. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 19.
(x)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code in relation to the Company.
(y)	“Participant” means an Eligible Employee that participates in the Plan.
(z)	“Plan” means this Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan.
(aa)	“Purchase Period” means the approximately 6-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.
(bb)	“Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 19.
(cc)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code in relation to the Company.
(dd)	“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(ee)	“U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.	Eligibility.
(a)	First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period will be automatically enrolled in the first Offering Period.
(b)	Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.
(c)	Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.
(d)	Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.	Offering Periods. The Plan will be implemented by overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after March 20 and September 20 each year, or on such other date as the Administrator will determine; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after the date upon which the Company’s Registration Statement is declared effective by the Securities and Exchange Commission and end on a date determined by the Administrator, and provided, further, that the second Offering Period under the Plan will commence on a date determined by the Administrator. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.
5.	Participation.
(a)	First Offering Period. An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 3(a) only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than 10 business days following the effective date of such S-8 registration statement or such other period of time as the Administrator may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the subscription agreement during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period.
(b)	Subsequent Offering Periods. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.	Contributions.
(a)	At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the subsequent Purchase Period or Offering Period. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)	In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.
(c)	All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only. A Participant may not make any additional payments into such account.
(d)	A Participant may discontinue his or her participation in the Plan as provided in Section 10. A Participant’s ability to change the rate of his or her Contributions may be set forth in policies approved by the Company’s stock administration from time to time. If a change in Contribution rate is permitted, a Participant may change the rate by (i) properly completing and submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator and the Company’s stock administration may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective in accordance with policies approved by the Company’s stock administration from time to time.
(e)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f)	Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions (i) if payroll deductions are not permitted under Applicable Laws, (ii) if the Administrator determines that cash contributions are permissible for Participants participating in the Section 423 Component, or (iii) for Participants participating in the Non-423 Component.
(g)	At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.	Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 1,000 shares of Common Stock (subject to any adjustment pursuant to Section 18) and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.	Exercise of Option.
(a)	Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)	If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9.	Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.	Withdrawal.
(a)	A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Company’s stock administration may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b)	A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.	Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan; however, no Participant shall be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any Option thereunder to fail to comply with Section 423 of the Code.
12.	Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall, with respect to Offerings under the 423 Component, apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13.	Stock.
(a)	Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 11,529,531 shares of Common Stock.
(b)	Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)	Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
14.	Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan shall govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component, unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.	Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
16.	Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
17.	Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
18.	Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)	Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
19.	Amendment or Termination.
(a)	The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
(b)	Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)	In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)	amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)	altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)	shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)	reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)	reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

20.	Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.	Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.	Code Section 409A. The Plan is intended to be exempt from the application of Code Section 409A, and, to the extent not exempt, is intended to comply with Code Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.
23.	Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of 20 years, unless sooner terminated under Section 19.
24.	Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
25.	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

26.	No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
27.	Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
28.	Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
29.	Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

EXHIBIT A

NUTANIX, INC.

AMENDED & RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:

Change in Payroll Deduction Rate

1.	I hereby elect to participate in the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan.
2.	I hereby authorize payroll deductions from each paycheck in the amount of % of my Compensation on each payday (from 1 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)
3.	I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.
4.	I understand that the Company may elect to terminate, suspend or modify the terms of the Plan at any time. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect.
5.	I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
6.	I understand that if I am a U.S. taxpayer participating in an offering under the Section 423 Component of the Plan and I dispose of any shares received by me pursuant to the Plan within two (2) years of the Offering Date (the first Trading Day of the Offering Period during which I purchased such shares) or one (1) year of the Exercise Date, I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for U.S. federal, state, foreign or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for U.S. federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
7.	I acknowledge that, regardless of any action taken by the Company or, if different, my employer (the “Employer”) with respect to any or all income tax, social security, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or the Employer. Furthermore, I acknowledge that the

Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan, including the grant of such options, the purchase and sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares, and (ii) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am or become subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

8.	Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from my wages or Compensation paid to me by the Company and/or the Employer; or (2) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum rates, in which case I will receive a cash refund of any over-withheld amount not remitted to tax authorities on my behalf and will have no entitlement to the Common Stock equivalent. Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.
9.	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
10.	The Subscription Agreement is governed by the internal substantive laws but not the choice of law rules of California. For purposes of any action, lawsuit or other proceedings brought to enforce the Subscription Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state courts of Santa Clara County, California, or the United States District Court for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
11.	Notwithstanding any provision of this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also shall be subject to the Additional Terms and Conditions for Non-U.S. Participants set forth in Appendix A attached hereto and any special terms and conditions for my country set forth in Appendix B attached hereto. Further, I understand that if I relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of this Subscription Agreement.
12.	The provisions of the Subscription Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
13.	I acknowledge that a waiver by the Company of breach of any provision of the Subscription Agreement shall not operate or be construed as a waiver of any other provision of the Subscription Agreement, or of any subsequent breach by me or any other participant.

14.	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.
15.	I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.
Employee’s ID Number:

Employee’s Address:

I UNDERSTAND THAT MY PARTICIPATION UNDER THE TERMS OF THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME OR IF I CEASE TO BE AN ELIGIBLE EMPLOYEE.

Dated:
Signature of Employee

APPENDIX A

NUTANIX, INC.

AMENDED & RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan.

1.	Conversion of Payroll Deductions. I understand that if my payroll deductions or Contributions under the Plan are made in any currency other than U.S. dollars, such payroll deductions or Contributions will be converted to U.S. dollars on or prior to the Exercise Date using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Administrator. I understand and agree that neither the Employer nor the Company (nor any Parent, Subsidiary or Affiliate of the Company) will be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the amount of my Contributions, the value of the options granted to me under the Plan or the value of any amounts due to me under the Plan, including the amount of proceeds due to me upon the sale of any shares of Common Stock acquired under the Plan.
2.	Nature of Grant. By electing to participate in the Plan, I acknowledge, understand and agree that:
(a)	the Plan is established voluntarily by the Company and it is discretionary in nature;
(b)	all decisions with respect to future grants of options under the Plan, if any, will be at the sole discretion of the Company;
(c)	the grant of options under the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company, the Employer, or any other Parent, Subsidiary or Affiliate, and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate my employment (if any);
(d)	I am voluntarily participating in the Plan;
(e)	the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)	the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)	unless otherwise agreed with the Company, the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of a Subsidiary or Affiliate;
(h)	the future value of the shares of Common Stock underlying the options granted under the Plan is unknown, indeterminable and cannot be predicted with certainty;
(i)	the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;
(j)	no claim or entitlement to compensation or damages shall arise from the forfeiture options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I otherwise am not entitled, I irrevocably agree never to institute a claim against the Company, the Employer, or any other Parent, Subsidiary or Affiliate, waive my ability, if any, to bring such claim, and release the Company, the Employer, and any other Parent, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I shall be deemed irrevocably to have agreed not to pursue such claim and I agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(k)	in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I no longer am actively employed by the Company or one of its Parents, Subsidiaries or Affiliates and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company shall have the exclusive discretion to determine when I no longer am actively employed for purposes of my participation in the Plan (including whether I still may be considered to be actively employed while on a leave of absence); and
(l)	the grant of the option to purchase shares of Common Stock under the Plan and the benefits evidenced by the Subscription Agreement do not create any entitlement not otherwise specifically provided for in the Plan, or provided by the Company in its discretion, to have such rights or benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with a sale of substantially all of the Company’s assets or a merger of the Company in which the Company is not the surviving corporation.
3.	Data Privacy.
(a)	I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the Subscription Agreement and any other Plan materials (“Data”) by and among, as applicable, the Employer, the Company and its Parents, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that Data may include certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor.
(b)	I understand that Data will be transferred to such stock plan service provider as may be designated by the Company from time to time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative.
(c)	I authorize the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or the Employer will not be adversely affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

(d)	Finally, upon request of the Company or the Employer, I agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from me for the purpose of administering my participation in the Plan in compliance with the data privacy laws in my country, either now or in the future. I understand and agree that I will not be able to participate in the Plan if I fail to provide any such consent or agreement requested by the Company and/or the Employer.
4.	Compliance with Law. Notwithstanding any other provision of the Plan or the Subscription Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon purchase of shares under the Plan prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. I understand that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, I agree that the Company shall have unilateral authority to amend the Plan and the Subscription Agreement without my consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
5.	Language. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
6.	Insider Trading. By participating in the Plan, I agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to me). Further, I acknowledge that my country of residence also may have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on my ability to participate in the Plan (e.g., acquiring or selling shares of Common Stock) and that I am solely responsible for complying with such laws or regulations.
7.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on my participation in the Plan, on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX B

NUTANIX, INC.

AMENDED & RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan.

Terms and Conditions

I understand that this Appendix B includes additional terms and conditions that govern the options to purchase shares of Common Stock granted to me under the Plan if I work or reside in one of the countries listed below. If I am a citizen or resident of a country other than the one in which I currently am working (or if I am considered as such for local law purposes), or if I transfer employment or residence to another country after enrolling in the Plan, I acknowledge and agree that the Company, in its discretion, will determine the extent to which the terms and conditions herein will be applicable to me.

Notifications

This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which I should be aware with respect to my participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of [DATE]. Such laws are often complex and change frequently. As a result, the Company recommends that I do not rely on the information in this Appendix B as the only source of information relating to the consequences of my participation in the Plan because the information included herein may be out of date at the time that I acquire shares of Common Stock under the Plan or subsequently sell such shares.

In addition, the information contained herein is general in nature and may not apply to my particular situation and the Company is not in a position to assure me of any particular result. Accordingly, I am advised to seek appropriate professional advice as to how the relevant laws in my country may apply to my individual situation.

Finally, if I am a citizen or resident of a country other than the one in which I currently am working or residing (or if I am considered as such for local law purposes), or if I transfer employment or residence to another country after options have been granted to me under the Plan, the information contained herein may not be applicable to me in the same manner.

[NON-US DESIGNATED COMPANIES AND RELATED TERMS AND CONDITIONS TO COME IF THE ADMINISTRATOR APPROVES SUCH ENTITES AS DESIGNATED COMPANIES UNDER THE ESPP]

EXHIBIT B

NUTANIX, INC.

AMENDED & RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan that began on                ,                (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NTNX2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E86016-P28051 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUTANIX, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class III Directors

Nominees:	**For**	**Withhold**
1a. Ravi Mhatre	☐	☐
1b. Dheeraj Pandey	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

E86017-P28051

NUTANIX, INC.
Annual Meeting of Stockholders
December 13, 2019 8:30 AM, PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dheeraj Pandey, Duston Williams and Tyler Wall, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NUTANIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PST, on December 13, 2019, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side